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Exhibit 10.40

EXECUTION COPY

ASSET PURCHASE AGREEMENT

AMONG

ROSEBUD MINING COMPANY,

                                                 ("Buyer")

BUCKEYE INDUSTRIAL MINING CO.

                                                 ("Company")

AND

EVERGREEN ENERGY INC.

                                                 ("Parent")

March 12, 2010

		Page
14.2	Entire Agreement	35
14.3	Modification	35
14.4	Governing Law; Jurisdiction and Venue	35
14.5	Specific Performance	35
14.6	Binding Effect	36
14.7	Headings	36
14.8	Number and Gender; Inclusion	36
14.9	Counterparts	36
14.10	Third Parties	36
14.11	Disclosure Letter and Exhibits	36
14.12	Time Periods	36
14.13	Construction	36

ASSET PURCHASE AGREEMENT

        THIS ASSET PURCHASE AGREEMENT (this "Agreement") is entered into as of the 12th day of March, 2010, among Rosebud Mining Company, a Pennsylvania corporation ("Buyer"), Evergreen Energy Inc., a Delaware corporation ("Parent"), and Buckeye Industrial Mining Co., an Ohio corporation (the "Company," and together with Parent, collectively, "Sellers," and each individually, a "Seller").

RECITALS:

        A.    The Company is engaged in the business of (i) operating surface and underground coal mines in four (4) Ohio counties (Carroll, Columbiana, Jefferson and Stark); (ii) mining, processing and selling coal to electric utilities and industrial and institutional end-users; and (iii) ash removal and disposal and the operation of an ash monofill located in the State of Ohio (collectively, the "Business").

        B.    Parent owns certain assets used in the operations of the Business.

        C.    Buyer desires to purchase the assets used primarily in the operations of the Business, and Sellers desire to sell such assets of the Business to Buyer, all upon the terms and conditions hereinafter set forth.

        Now, therefore, in consideration of the mutual representations, warranties, covenants and agreements set forth in this Agreement, Buyer and Sellers hereby agree as follows:

ARTICLE 1

DEFINITIONS

        1.1    Definitions.    Certain terms used in this Agreement shall have the meanings set forth in Article 13, or elsewhere herein as indicated in Article 13.

        1.2    Accounting Terms.    Accounting terms used in this Agreement and not otherwise defined herein shall have the meanings attributed to them under GAAP except as may otherwise be specified herein.

ARTICLE 2

PURCHASE AND SALE OF ASSETS

        2.1    Purchase and Sale.    Subject to the terms and conditions of this Agreement, at the Closing, Sellers shall sell, assign, transfer and deliver to Buyer, free and clear of all Liens, except for Permitted Liens, and Buyer shall purchase from Sellers, all of Sellers' right, title and interest in and to the following assets used primarily in the operation of the Business as of the Closing Date (collectively, the "Acquired Assets"), which Acquired Assets include:

          (a)   the owned real property identified in Section 2.1(a)(i) of the Disclosure Letter (the "Owned Real Property") and the leased real property identified in Section 2.1(a)(ii) of the Disclosure Letter (the "Leased Real Property," and together with the Owned Real Property, collectively the "Real Property");

          (b)   the machinery, equipment, furniture, fixtures, vehicles, tools, supplies, improvements and other tangible personal property, whether owned or leased by Sellers (the "Equipment"), identified in Section 2.1(b) of the Disclosure Letter;

          (c)   all of the Company's permits, approvals, orders, authorizations, consents, licenses, certificates, filings or registrations with or issued by any Governmental Authority, including all permits relating to the reclamation of coal mining properties, which have been issued or granted to or are owned, used or held by Sellers in the operation of the Business and all pending applications therefor (collectively, the "Permits"), which are listed in Section 2.1(c) of the Disclosure Letter;

          (d)   all Intellectual Property owned or licensed by Sellers primarily for use in the conduct of the Business and listed in Section 2.1(d) of the Disclosure Letter (collectively, the "Company Intellectual Property");

          (e)   all material Contracts (excluding however the Contract Mining Agreement between Company and Mountain Spring Coal Company dated October 1, 2006, the Employment Agreement dated September 29, 2006 with Jack Grinwis, the Employment agreement dated October 10, 2006 with John Grisham, and the Letter dated September 12, 2006 concerning employment with Kenneth Kelly), including Real Property leases, equipment and personal property leases, all capital leases and obligations, contracts relating to capital expenditures, contracts for the sale of coal and/or services (including unfilled customer and purchase orders) (collectively, the "Assumed Contracts"), which Contracts are listed in Section 2.1(e) of the Disclosure Letter;

          (f)    all coal and mineral rights in mineable coal reserves located on the Real Property (collectively, the "Reserves");

          (g)   all extracted, unsold coal inventory, wherever located (including inventory in transit and owned by the Company), existing as of the Closing Date;

          (h)   all rights of ingress and egress to all of the Reserves and the Real Property;

          (i)    all maps, reserve studies, engineering reports and other records relating to the Acquired Assets;

          (j)    all customer lists, sales brochures, correspondence and production records;

          (k)   all warranties and guaranties by, and rights, choses in action and claims, known or unknown, matured or unmatured, accrued or contingent against, third parties; and

          (l)    all right, title and interest in and to the membership interests held by the Company in Montgomery Coal Holdings, LLC, an Ohio limited liability company ("Montgomery").

        2.2    Excluded Assets.    Notwithstanding anything contained in Section 2.1 hereof to the contrary, Sellers are not selling, and Buyer is not purchasing (i) any assets of the Company set forth in Sections 2.2(a)-(l) below and (ii) any assets of Sellers not used primarily in the operation of the Business, all of which shall be retained by Sellers (collectively, the "Excluded Assets"). To the extent that any of the Excluded Assets are located at the Real Property, Sellers shall be provided a reasonable period after the Closing Date, but not to exceed sixty (60) days, to remove, at Sellers' expense, all such Excluded Assets. The Excluded Assets include:

          (a)   all cash, investments and other cash equivalents of the Company;

          (b)   all accounts receivable and notes receivable of the Company, and any security held by the Company for the payment thereof, as of the Closing Date;

          (c)   all performance bonds for reclamation or otherwise, surety bonds or escrow agreements and any payment or prepayments made with respect thereto, or certificates of deposit or other sums or amounts posted by Sellers to secure any of the foregoing for reclamation or otherwise;

          (d)   the Company's capital stock, corporate and minute books, Tax returns and other organizational documents, and the Company's financial books and records and employment records, other than those employment records pertaining to Hired Employees and allowed to be transferred to Buyer under applicable Laws;

          (e)   all qualifications to transact business as a foreign corporation, arrangements with registered agents with respect to foreign qualifications, and taxpayer and other identification numbers;

          (f)    any Tax benefits and rights to refunds, including rights to any net operating losses;

          (g)   any Contracts (other than the Assumed Contracts) or rights relating to borrowed money;

          (h)   any prepaid items, deposits, advance payments, deferred charges and other similar assets (except prepaid royalties relating to the Reserves or the Real Property);

          (i)    all insurance policies and rights or Claims arising from such policies;

          (j)    all Intellectual Property, including licenses, patents, patent applications, copyrights, copyright applications, computer programs and formula, not used primarily in the operations of the Business;

          (k)   all Plans; and

          (l)    the Contract Mining Agreement between Company and Mountain Spring Coal Company, commencing October 1, 2006, with the stipulation that Company terminates the Mountain Spring contract at or prior to Closing without any penalty to Buyer, the Employment Agreement dated September 29, 2006 with Jack Grinwis, the Employment agreement dated October 10, 2006 with John Grisham, and the Letter dated September 12, 2006 concerning employment with Kenneth Kelly.

        2.3    Assumed Liabilities.    As further consideration for the purchase of the Acquired Assets and consummation of the other transactions contemplated hereby, on the Closing Date, Buyer shall assume and agree to perform and discharge in full, when due, all liabilities of the Company and the Business arising under or associated with (collectively, the "Assumed Liabilities"):

          (a)   Buyer's conduct of the Business after the Closing Date, including with respect to the use of the Acquired Assets and the hiring and employment of the Hired Employees;

          (b)   all Liabilities for and obligations of Sellers relating to the Acquired Assets arising, accruing and payable after the Closing Date, including all Liabilities and obligations arising in connection with the Assumed Contracts, other than Liabilities and obligations arising from breaches thereof prior to the Closing Date.

          (c)   all Liabilities related to the Permits for reclamation, whether prescribed by law, contract or otherwise, including, but not limited to, Permits listed in Section 2.1(c) of the Disclosure Letter; provided, however, that Sellers shall retain the Liability for any fines and penalties arising out of notices of violation, notices of non-compliance or orders, in each case issued prior to the Closing; and

          (d)   all obligations of whatever nature (other than bonds to be replaced in accordance with the terms of Section 11.11 below) relating to the Real Property and the personal property acquired by Buyer.

Buyer is assuming only the Assumed Liabilities and is not assuming any other liability or obligation. All such other liabilities and obligations shall be retained by and remain liabilities and obligations of Sellers.

        2.4    Excluded Liabilities.    Except for the assumption by Buyer of the Assumed Liabilities, Sellers will retain all liabilities relating to the Business (including, for clarity, all accounts payable of the Company and all Indebtedness of the Company, each as of the Closing Date) and, except for the Assumed Liabilities, Buyer shall not assume nor be liable or responsible for, whether as a successor or otherwise, any obligation or liability of Sellers or the Business of any kind or nature whatsoever, specifically including any obligations or liabilities associated with the material Contracts that Buyer is not taking assignment of and are specifically excluded in Section 2.1(e) above (such liabilities collectively referred to herein as the "Excluded Liabilities").

        2.5    Non-Assignment of Assets.    This Agreement shall not constitute an agreement to assign or transfer any assets of Sellers, if an attempted transfer or assignment thereof, with the approval, authorization or consent of, or granting or issuance of any license or permit by, any third party thereto (with respect thereto), would constitute a breach thereof or in any way negatively affect the rights of Sellers or Buyer, as the assignee or transferee of such asset, as the case may be, thereunder. If the Closing occurs and such authorization, consent, approval, license or permit is required for the transfer or assignment of any asset of Sellers at or before the Closing, but not obtained, Sellers will cooperate with Buyer without further consideration (other than as provided in clause (b) of this Section 2.5) in any arrangement reasonably acceptable to Buyer and Sellers, designed to both (a) provide Sellers with the benefits of any such asset, and (b) cause Buyer to bear all costs and obligations of or under any such asset. Any transfer or assignment to Buyer of any asset that shall require the consent, approval, authorization of, or granting of any license or permit by any third party for such assignment or transfer as provided hereunder shall be made subject to such consent, approval, authorization, license or permit being obtained.

        2.6    Amounts Held in Trust.    Any amounts received by Buyer after the Closing with respect to any Excluded Asset shall be held by Buyer in trust for Sellers until promptly paid to Sellers. Likewise, any amounts received by Sellers after the Closing with respect to any Acquired Asset shall be held by Sellers in trust for Buyer until promptly paid to Buyer. Any such money received by Buyer or Sellers shall be paid over to the proper party within ten (10) business days after receipt.

ARTICLE 3

PURCHASE PRICE

        3.1    Purchase Price.    The aggregate purchase price for all of Acquired Assets (the "Purchase Price") shall be an amount equal to Twenty Seven Million Eight Hundred Fifty Two Thousand Dollars ($27,852,000).

        3.2    Payment of the Purchase Price.    Subject to the terms and conditions of this Agreement, at the Closing, Buyer shall: (a) pay and deliver the Purchase Price minus the Closing Indebtedness and minus the Escrowed Funds to Sellers by means of a wire transfer of immediately available cash funds to the account specified by Sellers prior to the Closing (the "Sellers' Account"); and (b) pay the Indebtedness of the Company identified in Section 3.2(c) of the Disclosure Letter (the "Closing Indebtedness") as provided for in Section 3.3 below.

        3.3    Determination and Payment of the Closing Indebtedness.    At the Closing, Buyer will wire, on Sellers' behalf, in immediately available funds, pursuant to appropriate Pay-Off Documents and instructions provided by Parent, the Closing Indebtedness. At least five (5) Business Days prior to the Closing Date, Sellers will deliver to Buyer executed payoff letters with respect to the Closing Indebtedness that set forth (i) the amount to be paid on the Closing, together with the recipient thereof and the related wire transfer instructions, and (ii) that the payment of such amount will result in a release of the Company from all obligations and of all Liens relating to such Closing Indebtedness (the "Pay-Off Documents").

        3.4    Escrow.    On the date hereof, Buyer, Sellers and KeyBank, N.A. (the "Escrow Agent") are entering into an escrow agreement, in the form of Exhibit A attached hereto (the "Escrow Agreement"), pursuant to which an amount equal to ten percent (10.0%) of the Purchase Price (the "Escrowed Funds") shall be deposited into escrow for the purposes of (i) establishing a good faith deposit by Buyer to evidence its intention to consummate the transactions contemplated hereby and which may be refunded to Buyer pursuant to Section 11.2 and (ii) from and after the Closing, securing Sellers' obligations, if any, under Article 12 hereof and shall be distributed to Sellers upon the expiration of the General Survival Period, subject to any pending claims for indemnification.

        3.5    Allocation of Purchase Price.    The Purchase Price shall be allocated in accordance with a schedule to be mutually agreed upon by the parties following the Closing. After the Closing, Buyer and Sellers shall make consistent use of the agreed upon allocation for all purposes (including financial and regulatory reporting purposes and Tax purposes). Buyer and Sellers further agree to file, as applicable, their respective U.S. federal income Tax Returns and Form 8594 and, to the extent not in conflict with applicable Law, their other Tax Returns reflecting such allocation and any other reports required by Section 1060 of the Code, in accordance with such allocation. Each party agrees to prepare and timely file all applicable IRS forms, to cooperate with the other party in the preparation of such forms and to furnish the other party with a copy of such forms prepared in draft, within a reasonable period before the due date thereof. In addition, each party agrees to notify the other party in the event any taxing authority takes or purports to take a position inconsistent with the agreed-upon allocations.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES CONCERNING THE PARENT

        Except as set forth in the Disclosure Letter attached hereto and made a part hereof, Parent represents and warrants to Buyer as follows:

        4.1    Authority; Capacity and Representation.    Parent possesses all requisite legal right, power, authority and capacity (corporate or otherwise) to execute, deliver and perform this Agreement, and each other agreement, instrument and document to be executed and delivered by Parent in connection therewith (the "Parent Ancillary Agreements"), and consummate the transactions contemplated herein and therein. The execution, delivery and performance by Parent of this Agreement and such Parent Ancillary Agreements and the consummation by Parent of the transactions contemplated hereby and thereby have been duly and validly authorized (by all requisite corporate action) on the part of Parent. Parent is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

        4.2    Execution and Delivery; Enforceability.    This Agreement has been, and each Parent Ancillary Agreement will upon delivery be, duly executed and delivered by Parent and constitutes, or will upon such delivery constitute, the legal, valid and binding obligation of Parent, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights or by principles of equity (the "Enforceability Exceptions").

        4.3    Noncontravention.

          (a)   All consents, approvals, authorizations, permits, filings and notifications set forth in Section 4.3(a) of the Disclosure Letter have been waived, obtained or made, neither the execution and delivery of this Agreement or any Parent Ancillary Agreement nor the consummation by Parent of the transactions contemplated hereby or thereby, nor compliance by Parent with any of the provisions hereof or thereof, will: (i) conflict with or result in a breach of, any provisions of the Charter Documents of Parent, or (ii) violate any Law or Order applicable to Parent or by which any properties or assets owned or used by Parent are bound or affected; except, in the case of clause (ii) of this Section 4.3(a), as would not have a Material Adverse Effect or as would not materially impair the ability of Parent to consummate the transactions contemplated by this Agreement.

          (b)   Except as set forth in Section 4.3(b) of the Disclosure Letter, no consent, approval, or authorization of, or filing with or notification to, any Governmental Authority is required to be obtained or made by Parent in connection with: (i) the execution, delivery and performance by Parent of this Agreement or any Parent Ancillary Agreement; or (ii) the compliance by Parent with any of the provisions hereof or thereof or the consummation by Parent of the transactions contemplated hereby or thereby; except where the failure to obtain such consent, approval, authorization, permit of, or to make such filing with or notification to, would not, when taken together with all other such failures by Parent, have a Material Adverse Effect.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

        Except as set forth in the Disclosure Letter attached hereto and made a part hereof, the Company represents and warrants to Buyer as follows:

        5.1    Organization and Good Standing; Authority; Enforceability.

          (a)   The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. The Company has all requisite corporate power and authority to own and lease its assets and to operate the Business as the same are now being owned, leased and operated. The Company is duly qualified or licensed to do business as a foreign corporation in, and is in good standing in, each jurisdiction in which the nature of its business or its ownership of its properties requires it to be so qualified or licensed, except where the failure to be so qualified or licensed would not have a Material Adverse Effect. The Company has delivered or made available to Buyer a true, complete and correct copy of the Charter Documents, as currently in effect, for the Company.

          (b)   The Company possesses all requisite legal right, power, authority and capacity (corporate or otherwise) to execute, deliver and perform this Agreement, and each other agreement, instrument and document to be executed and delivered by the Company in connection therewith (the "Company Ancillary Agreements," and together with the Seller Ancillary Agreements, collectively the "Ancillary Agreements"), and consummate the transactions contemplated herein and therein. The execution, delivery and performance by the Company of this Agreement, the Company Ancillary Agreements and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of the Company.

          (c)   This Agreement has been, and each Company Ancillary Agreement will upon the delivery thereof be, duly executed and delivered by the Company and constitutes, or will upon such delivery constitute, the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforcement may be limited by the Enforceability Exceptions.

        5.2    Other Ventures.    Except as set forth in Section 5.2 of the Disclosure Letter, the Company does not own, of record or beneficially, any equity ownership interest in any other Person, nor is it a partner or member of any partnership, limited liability company or joint venture.

        5.3    Noncontravention.

          (a)   Assuming all consents, approvals, authorizations, permits, filings and notifications set forth in Section 5.3(a) of the Disclosure Letter have been waived, obtained or made, neither the execution and delivery of this Agreement or any of the Company Ancillary Agreements, nor the consummation by the Company of the transactions contemplated hereby or thereby, nor compliance by the Company with any of the provisions hereof or thereof, will: (i) conflict with or result in a breach of any provisions of its Charter Documents; (ii) constitute or result in the breach of any term, condition or provision of, or constitute a default under (with or without notice or lapse of time, or both), or give rise to any right of termination, consent, amendment, cancellation, modification or acceleration with respect to, or give rise to any obligation of the Company to make any payments under, or result in the creation or imposition of a Lien upon any property or assets of the Company pursuant to any Material Contract to which the Company is a party or by which any of its properties or assets may be subject; or (iii) contravene, conflict with or result in a violation of, or constitute a failure to comply with any Law or Order applicable to the Company or by which any properties or assets are bound or affected; except, in the case of clauses (ii) and (iii) of this Section 5.3(a), as would not have a Material Adverse Effect or as would not materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

          (b)   No consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority is required to be obtained or made by the Company in connection with: (i) the execution and delivery of this Agreement or any Company Ancillary Agreement; or (ii) the compliance by the Company with any of the provisions hereof or thereof or the consummation of the transactions contemplated hereby or thereby; except where the failure to obtain such consent, approval, authorization, permit, or to make such filing with or notification to, would not, when taken together with all other such failures by the Company, have a Material Adverse Effect.

        5.4    Consents and Approvals.    Section 5.4 of the Disclosure Letter sets forth a true and complete list of each material consent, waiver, authorization or approval of any Governmental Authority or any other Person that is required in connection with the execution, delivery and performance of this Agreement.

        5.5    Absence of Certain Changes or Events.    Except as set forth in Section 5.5 of the Disclosure Letter, since January 1, 2010:

          (a)   other than circumstances affecting the Company and its competitors generally, there has not occurred any event or circumstance that constitutes a Material Adverse Effect;

          (b)   other than as required by applicable Law or GAAP, there has not been any material change in the Tax reporting or accounting policies or practices of the Company;

          (c)   (A) other than in the ordinary course of business, the Company has not made, or granted: (1) any bonus or any wage, severance or termination pay, salary or compensation increase to any current director or officer; (2) any increase of any benefit provided under any employee benefit plan, employment agreement or arrangement, including any fringe benefit plan or arrangement; or (3) any equity or equity-based compensation award; and (B) other than in the ordinary course of business or to comply with, or respond to changes in, Law, the Company has not amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement;

          (d)   the Company has not merged or consolidated with any corporation or other entity or invested in, loaned, made an advance or capital contribution to or otherwise acquired any capital stock or business of any Person, or consummated any business combination transaction, in each case, whether a single transaction or series of related transaction;

          (e)   the Company has not amended its Charter Documents to take, agree to take or authorize any action to wind up its affairs or dissolve or change its corporate or other organizational form or amend any terms of its outstanding securities;

          (f)    the Company has not sold, assigned, transferred, subjected to any Lien, or otherwise disposed of any tangible or intangible assets having a book value, in any individual case, in excess of One Hundred Thousand Dollars ($100,000), except for sales of inventory in the ordinary course of business consistent with past practice and except for Permitted Liens;

          (g)   the Company has not purchased or leased, or has committed to purchase or lease, or authorized any capital expenditures or commitment for capital expenditures, of any asset for an amount in excess of One Hundred Thousand Dollars ($100,000) individually, except purchases of inventory and supplies in the ordinary course of business consistent with past practice; and

          (h)   the Company has not entered into any agreement or otherwise committed to do any of the foregoing.

        5.6    Taxes.

          (a)   All Tax Returns for all open years required to be filed by or with respect to the Company have been properly filed (taking into account applicable extensions of time to file) and all such Tax Returns (including information provided therewith or with respect thereto) are accurate and complete in all material respects. All Taxes shown as due on such Tax Returns have been paid, other than Taxes which are not yet due or which, if due, are not delinquent or are being contested in good faith by appropriate proceedings or have not been finally determined, and for which, in each case, adequate reserves have been established in the books and records of the Company.

          (b)   There are no Tax claims, audits or proceedings by any Taxing Authority pending or, to the Company's Knowledge, threatened in writing in connection with any Taxes due from or with respect to the Company.

          (c)   There are not currently in force any waivers or agreements binding upon the Company for the extension of time for the assessment or payment of any Tax for any taxable period, and no request for any such waiver or extension is currently pending.

          (d)   The Company has properly withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any Person.

          (e)   The Company is not a party to or bound by any Tax allocation or Tax sharing agreement, or any similar agreement.

          (f)    This Section 5.6 represents the sole and exclusive representation and warranty of the Company regarding Tax matters.

        5.7    Employees.    There are no pending controversies, grievances or claims by any employee or former employee of the Company with respect to his or her employment, termination of employment or any employee benefits (other than routine claims for benefits), except such that would not have a Material Adverse Effect. Except as set forth in Section 5.7 of the Disclosure Letter, the Company is not a party to any collective bargaining agreement nor, to the Company's Knowledge, is there pending or underway any union organizational activities or proceedings with respect to employees of the Company. Section 5.7 of the Disclosure Letter sets forth a complete list, as of the date hereof, of all employees of the Company who, for the twelve (12) month period ended December 31, 2009, received aggregate employment compensation in the form of salary and bonus in excess of One Hundred Fifty Thousand Dollars ($150,000). There is no labor strike, slowdown or stoppage pending or, to the Company's Knowledge, threatened in writing against the Company.

        5.8    Compliance with Laws.    Except as set forth in Section 5.8 of the Disclosure Letter, the Company is and has been conducting the Business in compliance, in all material respects, with all applicable Laws relating to the Acquired Assets and the operation and conduct of the Business, and no assertion of a violation of any such Laws has been received or, to the Company's Knowledge, is threatened. Notwithstanding the foregoing or anything to the contrary in this Agreement, the representations or warranties in this Section 5.8 shall NOT apply to Environmental Laws and Buyer may look only to the representations or warranties in Section 5.9 as they may relate to the Company's compliance with Environmental Laws.

        5.9    Environmental Matters.    To the Knowledge of the Company and Parent, Section 5.9(a) of the Disclosure Letter contains a list of all environmental studies, analyses and reports prepared during the last five years and in the Company's possession or reasonably available to the Company relating to any Business Facility and the Business (collectively, the "Environmental Reports"), and Sellers have made available to Buyer copies of all such Environmental Reports, if any. Except (i) as set forth in the Environmental Reports and (ii) set forth in Section 5.9(b) of the Disclosure Letter:

          (a)   The Company is in compliance, in all material respects, with applicable Environmental Laws and Environmental Permits, and all past noncompliance (if any) by the Company with any Environmental Law or Environmental Permit has been resolved without any pending, ongoing or future obligation, cost or liability.

          (b)   Neither the Company nor any Business Facility is subject to any pending written information request or known, pending, or to the Knowledge of the Company or Parent, threatened claim, demand, action, notice of violation or liability, or proceeding relating to or arising under Environmental Law or Hazardous Materials.

          (c)   The Company currently holds all Environmental Permits (all of which are listed in Section 5.9(b), and has timely filed applications for renewal of all Environmental Permits such that the Environmental Permits will remain in effect during the pendency of the application. All Environmental Permits are in full force and effect and are final and non-appealable. No action, claim or proceeding seeking the revocation, modification or suspension of any Environmental Permit is pending, or to the Knowledge of the Company or Parent, threatened.

          (d)   The Company has not received written or, to the Knowledge of the Company and Parent, other notice that any occupant or tenant of any current Business Facility (A) is in violation of any Environmental Law; (B) is the subject of any known, pending, or threatened claim, demand, action, or proceeding arising under or relating to Environmental Law or Hazardous Material; or (C) does not have or has not renewed any Environmental Permit applicable to its assets or operations.

          (e)   There has been no Release or threatened Release of any Hazardous Materials on, at, to or from any Business Facility or any operations of the Company. There are no, nor have there ever been any, storage tanks (whether underground or above ground) or solid waste management units located on, under or adjoining any Business Facility other than as listed on Section 5.9(e) of the Disclosure Letter.

          (f)    None of the Hazardous Materials generated by the Company or for which the Company arranged for disposal have been treated, stored, disposed of or released at a location that is subject to an existing or potential claim or liability (including, without limitation, strict liability) under Environmental Laws;

          (g)   The Company has not received written, or, to the Knowledge of the Company or Parent, other notice that it has been identified as a potentially responsible party under CERCLA or other Environmental Law, nor has any Business Facility been listed or proposed for listing on the National Priorities List under CERCLA, or on any comparable list identifying properties in need of investigation or remediation under Environmental Laws, nor are the Business Facilities subject to any lien arising under Environmental Laws.

          (h)   The Company has no ongoing investigation, removal, remedial or cleanup obligations under Environmental Laws or Environmental Permits, relating to the ownership, use, maintenance, or operation by the Company of any Business Facility, nor has the Company voluntarily undertaken any of the foregoing.

        5.10    Real and Personal Properties.

          (a)   The Real Property listed in Sections 2.1(a)(i) and 2.1(a)(ii) of the Disclosure Letter constitutes all surface rights, coal and other mineral rights, and other real property rights and interests presently used in the ordinary course of business of the Company. Except as set forth in

  Section 5.10(a) of the Disclosure Letter, the Company owns or leases all real property interests reasonably necessary for the operation of the Business.

          (b)   Section 5.10(b) of the Disclosure Letter contains a complete and accurate list of all Real Property the Company leases or licenses to any other Person (collectively, the "Lessor Leases").

          (c)   The Company has good and marketable fee simple title to all of the Owned Real Properties reflected in Section 2.1(a)(i) of the Disclosure Letter as being owned by the Company, and a valid leasehold interest in all of the Real Properties reflected in Section 2.1(a)(i) of the Disclosure Letter as being leased to the Company, free and clear of all Liens except for Permitted Liens.

          (d)   Each of the Surface Leases, Lessor Leases, Mineral Leases, and Easements is (i) the legal, valid and binding obligation of the Company, (ii) in full force and effect in accordance with its terms, and (iii) enforceable against all Persons party thereto or bound thereby in accordance with its terms. Except as disclosed in Section 5.10(d) of the Disclosure Letter and except for Permitted Encumbrances, the Company and Parent have no Knowledge that any Easements, Surface Leases or Mineral Leases are subject to any ground lease, mortgage, deed of trust or other Liens that would entitle the holder thereof to interfere with or disturb the Company's use, enjoyment, exercise, or enforcement of the estate, rights, benefits, or privileges granted to the Company thereunder so long as the Company is not in default. There exists no default or event of default (or any event that with notice or lapse of time or both would become a default) on the part of the Company or, to the Company's or Parent's Knowledge, the other party under any Surface Lease, Lessor Lease, Mineral Lease, or Easement, that in any case could, when taken in the aggregate, be reasonably expected to cause a Material Adverse Effect on the Business. Neither the Company nor Parent has received any notice of any default under any Surface Lease, Lessor Lease, Mineral Lease, or Easement that has not been cured or any other termination notice with respect thereto, that in any case could, when taken in the aggregate, be reasonably expected to cause a Material Adverse Effect on the Business. Sellers have provided to Buyer a complete and correct copy of each Surface Lease, Lessor Lease, Mineral Lease, and Easement, including all amendments thereto and assignments thereof.

          (e)   Except for the Lessor Leases and those matters set forth in Section 5.10(e) of the Disclosure Letter (the "Pre-Approved Matters"), the Company has not leased, subleased, assigned, mortgaged, pledged, or otherwise transferred or encumbered any of the Real Property.

          (f)    Except as set forth in Section 5.10(f) of the Disclosure Letter, the Company is not party to any agreement or option to purchase any real property or interest therein and Sellers are not a party to any agreement or option to purchase any real property or interest therein which property or interest could be necessary or desirable for the Business.

          (g)   Except as set forth in Section 5.10(g) of the Disclosure Letter, no Affiliate of the Company is party to any Easement, Surface Lease, Mineral Lease, Lessor Lease, or other agreement affecting any of the Real Property; nor does any party to any Easement, Surface Lease, Mineral Lease, Lessor Lease, or other agreement affecting any of the Real Property have any economic interest in the Company other than through such agreement.

          (h)   Section 5.10(h) of the Disclosure Letter lists the balances of all security deposits (whether in cash, letter of credit, or other form) currently held by the lessor under any Surface Lease or Mineral Lease and such balances represent the full amount the Company is required to deposit under each Surface Lease or Mineral Lease. Section 5.10(h) of the Disclosure Letter lists the balances of all security deposits (whether in cash, letter of credit, or other form) currently held by the Company under the Lessor Leases. Such balances represent the full amount of all security deposits to which the Company is entitled under the Lessor Leases.

          (i)    Except as set forth in Section 5.10(i) of the Disclosure Letter, the Company does not owe, nor will it owe in the future, any brokerage commissions, finder's fees, or similar compensation to any Person with respect to any Surface Lease, Mineral Lease, or Lessor Lease.

          (j)    To the extent in Sellers' possession, custody or control, Sellers have made available to Buyer a complete and correct copy of every (i) policy of title insurance, title report, title opinion, survey and environmental assessment of or related to the Real Property or any portion thereof; provided that Sellers do not represent or warrant to Buyer the completeness or accuracy of any such report; (ii) third party warranty related to the Real Property or any portion thereof that is still in force and effect; and (iii) certificate of occupancy, permit, license, franchise, approval and other authorization required for the Improvements and the Company's use of the Real Property to the extent required under applicable Legal Requirements. All data sheets, summaries, and other information compiled by the Company relating to the Real Property and provided to Buyer are, to the Knowledge of the Company and Parent, correct in all materials respects and do not omit any material information.

          (k)   All Improvements (i) have been installed, operated and maintained in accordance with accepted industry practice; (ii) to the Company's and the Parent's Knowledge are structurally sound, and free from defects (latent or patent) in design, workmanship or materials; and (iii) are adequate and suitable for the purposes for which they have been and are being employed. All Improvements used by the Company in the Business are either owned by the Company or leased under the Surface Leases or Mineral Leases. The Improvements are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing.

          (l)    All Real Property is either not subject to zoning restrictions or is zoned (and is not subject to "permitted nonconforming" use or structure classifications) to permit the uses the Company currently carries out, or intends to carry out, thereon or thereunder. The Company has complied, in all material respects, with all zoning ordinances and other Legal Requirements so that the Company's current use of, and exercise of its rights under, the Real Property as conducted by the Company may be lawfully continued.

          (m)  The Company has obtained and keeps in full effect all certificates of occupancy, permits, licenses, franchises, approvals and other authorizations required for the Improvements and the Company's use of, and exercise of its rights under, the Real Property consistent with applicable Legal Requirements, except for those instances where non-compliance could not have a Material Adverse Effect on the Business.

          (n)   The Real Property abut on and have adequate, direct vehicular access to a public road or have adequate access to a public road via a permanent, irrevocable, appurtenant easement benefiting such land and comprising a part of the Real Property except for those instances where noncompliance could not have a Material Adverse Effect on the Business. All Improvements are supplied with public or quasi-public utilities and other services appropriate and sufficient for the operation of the Business. No part of any Improvement encroaches on any real property not included in the Real Property, and, to the Knowledge of the Company and Parent, there are no buildings, structures, fixtures or other improvements primarily situated on adjoining property which encroach on any part of the Real Property.

          (o)   Except as disclosed in Section 5.10(o) of the Disclosure Letter, there are no outstanding options or rights of first refusal or limitations to purchase or lease any of the Company's right, title or interest in Real Property or any portion thereof or interest therein. Except as disclosed in Section 5.10(o) of the Disclosure Letter, the transactions contemplated herein do not require the consent of any other party to any Surface Lease, Mineral Lease, Lessor Lease, Easement, or other agreement affecting the Company's right, title or interest in Real Property.

          (p)   Section 5.10(p) of the Disclosure Letter contains a list of all reclamation bonds and outstanding reclamation obligations for any properties affected by the Company's mining operations. The listed bonds represent all of the bonds the Company is required to post pursuant to applicable Legal Requirements and the Company's contractual obligations. Such bonds are sufficient in form and substance (and the current balance of each such bond is sufficient) to satisfy applicable Legal Requirements and the Company's contractual obligations. Such bonds have been delivered to the appropriate Persons pursuant to applicable Legal Requirements and the Company's contractual obligations. Section 5.10(p) of the Disclosure Letter contains a list of all properties affected by the Company's mining operations for which the Company has not identified all of the owners of the mineral rights and all of the owners of the surface rights. The Company has created suspense accounts adequate to compensate such owners for all such properties (which accounts are listed in Section 5.10(p) of the Disclosure Letter) and/or has otherwise complied with the Ohio Department of Natural Resources' rules and regulations concerning the reclamation and restoration of properties affected by the Company's mining operations.

          (q)   Except for those interests listed in Section 5.10(q) of the Disclosure Letter, the Company has fully and timely paid all royalties, bonuses, delay rentals, rents and other amounts due and payable under all Surface Leases and Mineral Leases and all royalties, bonuses, delay rentals, rents, production payments, profits and other sums due to the owners of any mineral and/or surface interests affected by the Company's mining operations who are not party to a Mineral Lease or Surface Lease.

        5.11    Intellectual Properties.

          (a)   Section 2.1(d) of the Disclosure Letter sets forth a listing of all: (i) registered Company Intellectual Property and all pending applications therefore; and (ii) material written licenses (excluding Off-the-Shelf Software and end user licenses for mass market Software) pursuant to which the Company is a party either as a licensee or licensor and any other material agreements under which the Company grants or receives any rights to Intellectual Property.

          (b)   The Company owns and possesses all right, title and interest in and to, or has a valid and enforceable right or license to use, the Company Intellectual Property as currently being used, except for such failure to so own or to have a valid right to use such Company Intellectual Property as would not have a Material Adverse Effect on the Business.

          (c)   Except for the Permitted Liens, the Company Intellectual Property is not subject to any Liens and is not subject to any restrictions or limitations regarding use or disclosure other than pursuant to the written license agreements disclosed in Section 2.1(d) of the Disclosure Letter.

          (d)   The Company Intellectual Property valid, subsisting, in full force and effect, and has not been cancelled, expired or abandoned.

          (e)   Except for such as would not have a Material Adverse Effect on the Business, the Company has not received in the past three (3) years any written notice regarding the infringement or misappropriation by the Company of any Intellectual Property of any third party.

          (f)    To the Company's Knowledge, no third party is infringing or has infringed, misappropriated or otherwise violated any of the Company Intellectual Property and no such claims have been brought or threatened in writing against any third party by the Company.

        5.12    Financial Statements.    Buyer has been provided copies of: (a) the audited consolidated financial statements of the Company as of and for the fiscal years ended December 31, 2007 and 2008 (collectively, the "Audited Financial Statements"); and (b) the unaudited consolidated financial statements of the Company as of and for the twelve (12) month period ended December 31, 2009 (the "Interim Financial Statements"). The Audited Financial Statements have been prepared in accordance with GAAP, consistently applied, and present fairly the consolidated financial position of the Company as of the dates indicated and the results of operations for the periods then ended. The Interim Financial Statements have been prepared in accordance with GAAP, consistently applied, and present fairly the consolidated financial position of the Company as of the date indicated and the results of operations for the period then ended, subject in each case to: (i) normal yearend adjustments; and (ii) the absence of disclosures normally made in footnotes.

        5.13    Material Contracts.    Section 5.13 of the Disclosure Letter sets forth a listing as of the date hereof of all of the currently effective written agreements of the following types to which any of the Company is a party or by which any material assets of the Company are bound or subject:

          (a)   Contracts or group of related Contracts, other than purchase orders entered into in the ordinary course of business consistent with past practice, which involve commitments to make capital expenditures or which provide for the purchase of assets, goods or services by the Company from any one Person under which the undelivered balance of such goods or services has a purchase price in excess of One Hundred Thousand Dollars ($100,000) in any consecutive twelve (12) month period after the date hereof and which are not terminable by the Company upon ninety (90) days or less advance notice;

          (b)   Contracts or group of related Contracts, other than sales orders entered into in the ordinary course of business consistent with past practice, which provide for the sale of goods or services by the Company and under which the undelivered balance of such goods or services has a sale price in excess of One Hundred Thousand Dollars ($100,000) in any consecutive twelve (12) month period after the date hereof and which are not terminable by the Company upon ninety (90) days or less advance notice;

          (c)   joint venture agreements, partnership agreements, and limited liability company agreements and each similar type of Contract (however named) involving a sharing of profits, losses, costs or liabilities with any other Person;

          (d)   employment, confidentiality and non-competition agreements with any executive officer;

          (e)   Contracts not otherwise disclosed herein which presently limit in any material respect the freedom of the Company to engage in any business or compete with any Person;

          (f)    Contracts pursuant to which the Company is a lessor or a lessee of any personal or real property (including the Leases), or holds or operates any tangible personal property owned by another Person, except for any such leases under which the aggregate annual rent or lease payments do not exceed One Hundred Thousand Dollars ($100,000) and which are terminable by the Company upon ninety (90) days or less advance notice;

          (g)   Contracts for the sale, assignment, transfer or other disposition of assets involving a purchase price (in a single transaction or a series of related transactions) in excess of One Hundred Thousand Dollars ($100,000) and under which the Company has any continuing liability or obligation;

          (h)   Contracts not included in subsection (d) providing for severance, retention, change in control or other similar payments;

          (i)    Contracts with Parent or any officer or director of Parent, or any Affiliate of any of the foregoing, or in the case of any individual, any immediate family member of any of the foregoing;

          (j)    Contracts with dealers, distributors or sales representatives; and

          (k)   Contracts under which the Company has made advances or loans to any other Person.

Correct and complete copies of each Contract required to be identified in Section 5.13 of the Disclosure Letter, including amendments thereto (collectively, the "Material Contracts"), have been made available to Buyer. Except as would not have a Material Adverse Effect on the Business, as of the date of this Agreement: (i) all of the Material Contracts are in full force and effect and, to the Company's Knowledge, are enforceable against the Company and the other parties thereto, in accordance with their respective terms, subject in each case to the Enforceability Exceptions, (ii) the Company has performed in all material respects all obligations required to be performed by it pursuant to such Material Contracts, and (iii) to the Company's Knowledge, there are no existing written threats of default, breaches or violations of any of such Material Contracts by any other party thereto.

        5.14    Litigation.    Except as set forth in Section 5.14 of the Disclosure Letter, as of the date of this Agreement, there are no actions, suits, arbitrations, proceedings, investigations or claims of any kind whatsoever, at Law or in equity, pending against or brought by the Company that: (a) if decided adversely to the Company, would have a Material Adverse Effect on the Business; or (b) could reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby.

        5.15    Brokerage.    No Person is or will become entitled, by reason of any agreement or arrangement entered into or made by or on behalf of the Company, to receive any commission, brokerage, finder's fee or other similar compensation in connection with the consummation of the transactions contemplated by this Agreement, other than fees which shall be paid by Parent.

        5.16    Material Suppliers and Customers.    Except as set forth in Section 5.16 of the Disclosure Letter, no customer which accounted for more than ten percent (10%) of the aggregate sales of the Company, and no supplier which accounted for more than ten percent (10%) of the aggregate purchases of the Company, in the twelve (12) month period ended December 31, 2009, has delivered to the Company any written notice which cancelled, materially modified, or otherwise terminated its relationship with the Company or materially decreased its services, supplies or materials to the Company or its usage or purchase of the services or products of the Company.

        5.17    Licenses and Permits.    Section 2.1(c) of the Disclosure Letter lists and correctly describes each Permit, whether for coal mining, reclamation or other operational purposes, together with the name of the Governmental Authority or entity issuing such Permit. Except as set forth in Section 5.17 of the Disclosure Letter, such Permits are valid and in full force and effect and will not be terminated or impaired or become terminable as a result of the transactions contemplated hereby and any necessary renewal applications have been timely filed. There are no Permits which have not been obtained by Sellers which are required for the operation of the Business as presently conducted and as proposed to be conducted as of the Closing Date.

        5.18    Employee Benefit Plans and Other Compensation Arrangements.    Set forth in Section 5.18(a) of the Disclosure Letter is a list of all material "employee benefit plans" (as defined in Section 3(b) of ERISA), with respect to which the Company currently is the sponsor or is obligated to make contributions under the plan terms (collectively, the "Plans").

        Except as set forth in Section 5.18(b) of the Disclosure Letter:

          (a)   none of the Plans is a "multiemployer plan" (as defined in Title I or Title IV of ERISA) or a plan subject to Title IV of ERISA;

          (b)   each of the Plans that is intended to be tax-qualified under Section 401(a) of the Code has received a favorable determination letter or opinion letter from the Internal Revenue Service regarding its qualification and is so qualified in all material respects, except that no representation is made with respect to any formal qualification requirement with respect to which the remedial amendment period under Section 401(b) of the Code has not yet expired;

          (c)   in all material respects, all of the Plans have been operated in compliance with their respective terms and all Laws, and all contributions required under the terms of the Plans or applicable Law have been timely made;

          (d)   neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, disregarding any termination of employment which may occur on or after the Closing, will: (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director, officer or any employee of the Company from the Company under any Plan or otherwise; (ii) materially increase any benefits otherwise payable under any Plan; (iii) result in any acceleration of the time of payment or vesting of any such benefits to any material extent; or (iv) result in any payment under the Plans which will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code; and

          (e)   none of the Plans provide medical benefits to any retired Person, or any current employee of the Company following such employee's retirement or other termination of employment, except as required by applicable Law (including Section 4980B of the Code).

        5.19    Redbud West Point Ash Disposal Facility.

          (a)   The Company operates the Redbud West Point Ash Disposal Facility, which is a ninety (90) acre disposal monofill which has been permitted under Environmental Law for the disposal of non-toxic fly ash, bottom ash, foundry sand and other exempted solid waste (the "Monofill"). The Company owns all of the real property on which the Monofill is located. The Monofill is capable of receiving dry and conditioned ash.

          (b)   The Monofill meets or exceeds all current applicable Environmental Laws, including Ohio Environmental Laws and Ohio EPA regulatory requirements.

          (c)   Redbud has all permits, certificates, licenses, patent licenses and similar requirements necessary or required under applicable Laws, including Environmental Laws, for the processing of biosolids (Municipal sewage sludge) at an on-site facility to produce a Class A Exceptional Quality Soil.

        5.20    Acquired Assets.    The Acquired Assets include all assets currently used primarily in the operation of the Business as currently conducted.

        5.21    No Additional Representations.    EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ARTICLE 4 AND THIS ARTICLE 5 (AS MODIFIED BY THE DISCLOSURE LETTER), SELLERS EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE COMPANY OR ANY OF THE ACQUIRED ASSETS, AND SELLERS SPECIFICALLY DISCLAIM ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO ANY OF THE ACQUIRED ASSETS, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT SUCH ACQUIRED ASSETS ARE BEING ACQUIRED "AS IS, WHERE IS" ON THE CLOSING DATE, AND IN THEIR PRESENT CONDITION, AND BUYER SHALL RELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 4 AND ARTICLE 5 HEREOF (AS MODIFIED BY THE DISCLOSURE LETTER), SELLERS HEREBY DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO BUYER OR ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE

PROVIDED TO BUYER BY ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT, OR REPRESENTATIVE OF PARENT OR THE COMPANY OR ANY OF ITS AFFILIATES). NEITHER PARENT NOR THE COMPANY MAKES ANY REPRESENTATIONS OR WARRANTIES TO BUYER REGARDING ANY PROJECTION OR FORECAST REGARDING FUTURE RESULTS OR ACTIVITIES OR THE PROBABLE SUCCESS OR PROFITABILITY OF THE COMPANY.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF BUYER

        Buyer represents and warrants to Sellers as follows:

        6.1    Organization; Authorization.    Buyer is a Pennsylvania corporation, duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Buyer has all requisite corporate power and authority to execute, deliver and perform this Agreement and each other agreement, instrument and document to be executed and delivered by Buyer pursuant hereto (the "Buyer Ancillary Agreements"). The execution, delivery and performance of this Agreement and such other Buyer Ancillary Agreements and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized (by corporate action or otherwise) on the part of Buyer.

        6.2    Execution and Delivery; Enforceability.    This Agreement has been, and each Buyer Ancillary Agreement will upon such delivery be, duly executed and delivered by Buyer and constitutes, or will upon such delivery constitute, the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, except as such enforcement may be limited by the Enforceability Exceptions.

        6.3    Governmental Authorities; Consents.

          (a)   Neither the execution and delivery of this Agreement or any Buyer Ancillary Agreement, nor the consummation by Buyer of the transactions contemplated hereby or thereby, nor compliance by Buyer with any of the provisions hereof or thereof, will: (i) conflict with or result in a breach of Buyer any provisions of the Charter Documents of Buyer; (ii) constitute or result in the breach of any term, condition or provision of, or constitute a default under (with or without notice or lapse of time, or both), or give rise to any right of termination, consent, amendment, cancellation, modification or acceleration with respect to, or give rise to any obligation of Buyer to make any payments under, or result in the creation or imposition of a Lien upon any property, assets of Buyer pursuant to any material Contract to which Buyer is a party or by which any of its respective properties or assets may be subject, other than any such consequences that could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement; or (iii) violate any Law or Order applicable to Buyer or by which any properties or assets owned or used by Buyer is bound or affected; except, in the case of clauses (ii) and (iii) of this Section 6.3(a), as would not materially impair the ability of Buyer to consummate the transactions contemplated by this Agreement.

          (b)   No consent, approval, authorization or permits of, or filing with or notification to, any Governmental Authority is required to be obtained or made by Buyer in connection with: (i) the execution, delivery and performance by Buyer of this Agreement or any Buyer Ancillary Agreement in connection herewith; or (ii) the compliance by Buyer with any of the provisions hereof or thereof or the consummation of the transactions contemplated hereby or thereby.

        6.4    Brokerage.    No Person is or will become entitled, by reason of any agreement or arrangement entered into or made by or on behalf of Buyer, to receive any commission, brokerage, finder's fee or other similar compensation in connection with the consummation of the transactions contemplated by this Agreement.

        6.5    Financing.    Buyer has and will continue to have readily available funds to consummate the transactions contemplated by this Agreement and each Buyer Ancillary Agreement.

        6.6    Solvency.

          (a)   Immediately after giving effect to the acquisition of the Acquired Assets and the consummation of the other transactions contemplated by this Agreement:

            (i)    the fair saleable value (determined on a going concern basis) of the assets of Buyer shall be greater than the total amount of its liabilities (including all liabilities, whether or not reflected in a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed);

            (ii)   Buyer shall be able to pay its debts and obligations in the ordinary course of business as they become due; and

            (iii)  Buyer shall have adequate capital to carry on its business and all businesses in which it is about to engage.

          (b)   In completing the transactions contemplated by this Agreement, Buyer does not intend to hinder, delay or defraud any present or future creditors of Buyer or the Company.

        6.7    Due Diligence Investigation.    Buyer has had an opportunity to discuss the business, management, operations and finances of the Company with the Company's executive officers, directors, employees, agents, representatives and Affiliates, and has had an opportunity to inspect the facilities of the Company. Buyer has conducted its own independent investigation of the Company. In making its decision to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, Buyer has relied solely upon the representations and warranties of Sellers set forth in this Agreement (and acknowledges that such representations and warranties are the only representations and warranties made by the Company or Parent, as the case may be), and has not relied upon any other information provided by, for or on behalf of Sellers, or their respective agents or representatives, to Buyer in connection with the transactions contemplated by this Agreement. Buyer has entered into the transactions contemplated by this Agreement with the understanding, acknowledgement and agreement that no representations or warranties, express or implied, are made with respect to any projection or forecast regarding future results or activities or the probable success or profitability of the Company. Buyer acknowledges that no current or former stockholder, director, officer, employee, affiliate or advisor of Sellers has made or is making any representations, warranties or commitments whatsoever regarding the subject matter of this Agreement, express or implied, except as set forth in Articles 4 and 5.

ARTICLE 7

CONDITIONS PRECEDENT

        7.1    Conditions to Buyer's Obligations.    The obligation of Buyer to consummate the closing of the transaction contemplated in this Agreement is subject to the satisfaction or waiver, at or before the Closing, of the following conditions set forth in this Section 7.1:

          (a)   all filings, authorizations and approvals and consents set forth in Section 5.4 of the Disclosure Letter shall have been made with or obtained (i) from all applicable Governmental Authorities and (ii) from each third party (including, specifically, Givens Land Conservation Management, LLC) with respect to any Contract listed thereon that, were such filing, authorization, approval or consent not so made or obtained, would in the reasonable opinion of Buyer have a Material Adverse Effect;

          (b)   there shall be no suit, action, investigation or proceeding pending or threatened before any Governmental Authority by which it is sought to restrain, delay, prohibit, invalidate, set aside or impose any conditions upon the Closing, in whole or in part, and no injunction, judgment, order, decree or ruling with respect thereto shall be in effect;

          (c)   (i) the representations and warranties of Sellers contained in Articles 4 and 5, as applicable, shall be true and correct as of the Closing Date as if made as of the Closing Date (other than those representations and warranties made as of a specific date, which shall be true and correct as of such date), except for representations and warranties the circumstances giving rise to which do not and would not reasonably be expected to have a Material Adverse Effect on the Business; (ii) Sellers shall have performed or caused to have been performed in all material respects all of the covenants and agreements required by this Agreement to be performed by Sellers prior to the Closing; and (iii) Buyer shall have received one or more certificates stating that each of the conditions specified above in clauses (i) and (ii) is satisfied;

          (d)   Buyer shall have received the following:

            (i)    a bill of sale for the Acquired Assets and an assignment and assumption agreement for the Assumed Contracts, each in form and substance reasonably satisfactory to Buyer, covering items of tangible and intangible personal property included in the Acquired Assets and transferring Sellers' rights, duties and obligations in the Assumed Contracts to Buyer;

            (ii)   copies of the resolutions duly adopted by each Seller's board of directors and stockholders authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements to which such Seller is party, duly certified by the Secretary of each Seller, all of which resolutions shall be in full force and effect on the Closing Date;

            (iii)  a general warranty deed for the Owned Real Property;

            (iv)  an assignment of all of the Company's right, title and interest in any membership interests in Montgomery, and a resignation by the Company as any statutory agent, officer, or manager of Montgomery;

            (v)   amendments reasonably acceptable to Buyer to those agreements with Dean Kibler more fully described in Items 1 and 2 of subsection (j) of Section 5.13 of the Disclosure Letter, which amendments would eliminate any payment obligation to Mr. Kibler thereunder with respect to future mining or timber parcels;

            (vi)  the Pay-Off Documents in a commercially reasonable form with respect to the Closing Indebtedness which letters provide for the release of all Liens relating to the Closing Indebtedness following satisfaction of the terms contained in such payoff letters;

            (vii) a certificate, dated within ten (10) days of the Closing Date, issued by the Secretary of State of Ohio, with respect to the status of the Company as a corporation in good standing; and

            (viii)  such further documents and instruments of sale, transfer, conveyance, assignment or delivery covering the Acquired Assets or any part thereof as Buyer may reasonably require to assure the sale and assignment of the Acquired Assets as contemplated by this Agreement.

Any agreement or document to be delivered to Buyer pursuant to this Section 7.1, the form of which is not attached to this Agreement as an exhibit, shall be in form and substance reasonably satisfactory to Buyer.

        7.2    Conditions to Sellers' Obligations.    The respective obligations of Sellers to consummate the closing of the transaction contemplated in this Agreement are subject to the satisfaction, at or before the Closing, of the following conditions set forth in this Section 7.2:

          (a)   all filings, authorizations and approvals and consents set forth in Section 5.4 of the Disclosure Letter shall have been made with or obtained from all applicable Governmental Authorities;

          (b)   there shall be no suit, action, investigation or proceeding pending or threatened before any Governmental Authority by which it is sought to restrain, delay, prohibit, invalidate, set aside or impose any conditions upon the Closing, in whole or in part, and no injunction, judgment, order, decree or ruling with respect thereto shall be in effect;

          (c)   (i) the representations and warranties of Buyer contained in Article 6 shall be true and correct as of the Closing Date as if made as of the Closing Date (other than those representations and warranties made as of a specific date, which shall be true and correct as of such date), except for representations and warranties the circumstances giving rise to which do not and would not reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement; (ii) Buyer shall have performed or caused to have been performed in all material respects all of the covenants and agreements required by this Agreement to be performed by Buyer prior to the Closing; and (iii) Sellers shall have received a certificate stating that each of the conditions specified above in clauses (i) and (ii) is satisfied;

          (d)   Buyer shall have delivered to the Sellers' Account the Purchase Price in accordance with Section 3.2(a);

          (e)   Buyer shall have caused the satisfaction of the Closing Indebtedness in accordance with Section 3.2;

          (f)    Buyer shall replace all of the Company's deposits and bonds, including but not limited to the reclamation, utility, payment and performance bonds, and equipment bonds and deposits listed in Section 5.10(p) of the Disclosure Letter attached hereto, and cause the bonds and deposits of the Company to be released at the Closing; and

          (g)   Sellers shall have received the following:

            (i)    copies of the resolutions duly adopted by Buyer's board of directors authorizing the execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements, duly certified by the Secretary of Buyer, all of which resolutions shall be in full force and effect on the Closing Date; and

            (ii)   such further documents and instruments reasonably requested by Sellers to assure the assumption of the Assumed Liabilities and the Assumed Contracts as contemplated by this Agreement.

Any agreement or document to be delivered to Sellers pursuant to this Section 7.2, the form of which is not attached to this Agreement as an exhibit, shall be in form and substance reasonably satisfactory to Sellers.

ARTICLE 8

THE CLOSING

        The consummation of the transactions contemplated herein (the "Closing") will take place on the date that is no later than the third (3rd) Business Day following the satisfaction or waiver (to the extent permitted by applicable Law) of all of the conditions set forth in Article 7 hereof and shall take place at the Cadiz, Ohio offices of Buyer or at such other time and place as to which Buyer and Sellers may agree in writing. The date on which the Closing actually occurs is referred to herein as the "Closing Date." The transfers and deliveries described in Article 7 shall be mutually interdependent and shall be regarded as occurring simultaneously, and, any other provision of this Agreement notwithstanding, no such transfer or delivery shall become effective or shall be deemed to have occurred until all of the other transfers and deliveries provided for in Article 7 shall also have occurred or been waived in writing by the party entitled to waive the same. Such transfers and deliveries shall be deemed to have occurred and the Closing shall be effective as of 11:59 p.m. on the Closing Date

ARTICLE 9

COVENANTS OF SELLERS

        9.1    Conduct of Business.    During the period between the date of this Agreement until the earlier to occur of the termination of this Agreement in accordance with Section 11.1 or the Closing Date (the "Pre-Closing Period"), except as otherwise expressly provided for in this Agreement or the Disclosure Letter or except to the extent Buyer otherwise consents in writing, the Company shall: (a) be operated in the ordinary course of business, consistent with past practice, and (b) use commercially reasonable efforts to preserve intact its respective business organizations and relationships with Persons doing business with the Company, as applicable. Without limiting the generality of the foregoing, except as contemplated by this Agreement, during the Pre-Closing Period, without the prior written consent of Buyer, which consent will not be unreasonably withheld or delayed, the Company shall not to take, or agree (whether in writing or otherwise) to take, any action that would result in a violation of Section 5.5 hereof.

        9.2    Access.    During the Pre-Closing Period, Buyer and its representatives (including any financing sources and their respective representatives) shall have reasonable access during normal business hours to the personnel, facilities, counsel, accountants, consultants, representatives and books and records (consistent with applicable privacy Laws and subject to the Confidentiality Agreement) of the Company to conduct such necessary inspections as Buyer may reasonably request. Any inspection pursuant to this Section 9.2 will be conducted in such a manner as not to interfere with the conduct of the business of the Company and in no event will any provision hereof be interpreted to require the Company to permit any inspection, or to disclose any information, that the Company determine in good faith may violate any of its obligations with respect to confidentiality. Buyer and its representatives will not contact any of the employees, landlords, customers or suppliers of the Company without the prior written consent of Buyer, it being acknowledged that any and all such contacts will be arranged by Sellers and that Buyer and Sellers will mutually agree on the timing and manner of contact with all employees, landlords, customers, suppliers and other third parties.

        9.3    Change of Names.    Promptly following the Closing, but in any event within thirty (30) days after the Closing Date, Sellers shall provide evidence to Buyer of the change of the name of the Company to a name that does not bear the name "Buckeye" or "Buckeye Industrial Mining Co." or any variations or derivations thereof.

        9.4    Exercise of Redbud Option to Acquire Permits.    Promptly after the execution of this Agreement, the Company shall exercise its option to acquire those permits from The Redbud Company, Inc., an Ohio corporation ("Redbud"), described under the Service Agreement, dated August 28, 1995 (as amended, the "Service Agreement"), in accordance with the Company's purchase option under the Service Agreement.

ARTICLE 10

COVENANTS OF BUYER

        10.1    Access.    Buyer shall, for a period of seven (7) years after the Closing Date, during normal business hours and upon reasonable advance notice, provide Sellers and their designees and representatives with such access to the books and records related to the Acquired Assets as may be reasonably requested by Sellers, who shall be entitled, at their expense, to make extracts and copies of such books and records. Buyer agrees that it shall not, during such seven (7) year period, destroy or cause or permit to be destroyed any material books or records relating to the Business without first obtaining the consent of Sellers (or providing to Sellers notice of such intent and a reasonable opportunity to copy such books or records, at Sellers' expense, at least thirty (30) days prior to such destruction).

        10.2    Notices of Certain Events.    Buyer agrees to notify Sellers in writing promptly upon the Buyer's or its authorized representatives' discovery of any information prior to the Closing Date relating to Sellers or the operations (including the financial condition, assets and properties) of the Business which constitutes (or would constitute) or indicates (or would indicate) a breach of any representation, warranty or covenant of Sellers contained herein.

        10.3    Employees.

          (a)    Hiring.    Buyer shall have the option to offer employment to any or all employees of the Company (collectively, the "Hired Employees"), and any such Hired Employees shall also be offered substantially similar benefits as currently available to Buyer's employees. The Company shall provide all reasonably necessary assistance to Buyer in hiring any such employees that Buyer determines it wishes to hire, as well as in any employment transition matters.

          (b)    Liabilities.    Buyer shall be solely responsible for any liabilities resulting from its practices and procedures in screening and hiring Hired Employees of the Business and for its employment decisions with respect to the hiring or refusal to hire any Employees of the Business.

          (c)    Records.    Prior to and following the Closing, Sellers shall provide Buyer with records and other relevant data within Sellers' control or access relating to the employment history of, and benefit matters relating to, the Hired Employees, as Buyer shall reasonably request, to the extent legally permitted.

          (d)    Hired Employees Not Third-Party Beneficiaries.    Nothing in this Section 10.03 or elsewhere in this Agreement is intended to confer upon any Hired Employee or his or her legal representatives or heirs any rights as a third-party beneficiary or otherwise or any other rights or remedies of any nature or kind whatsoever under or by reason of the transactions contemplated by this Agreement, including, without limitation, any rights of employment, continued employment or any rights under or with respect to any welfare benefit, pension or other fringe benefit plan, program or arrangement or any material benefit plan.

ARTICLE 11

ADDITIONAL COVENANTS OF BUYER AND SELLERS

        11.1    Termination.    This Agreement may be terminated:

          (a)   by mutual written consent of Buyer and Sellers at any time prior to the Closing;

          (b)   by (i) Buyer if it is not then in material breach of its obligations under this Agreement and if (x) any of the representations and warranties of Sellers in this Agreement are or become untrue or inaccurate such that the condition set forth in Section 7.1(c)(i) would not be satisfied or (y) there has been a breach on the part of Seller or the Company of any of their covenants or obligations in this Agreement such that the condition set forth in Section 7.1(c)(ii) would not be satisfied and, in either case, such breach or inaccuracy is not waived or cured within thirty (30) days after being notified of the same or is incapable of being cured; or (ii) Sellers if neither the Company nor Parent is then in material breach of their respective obligations under this Agreement and if (x) the representations and warranties of Buyer in this Agreement are or become untrue or inaccurate such that the condition set forth in Section 7.2(c)(i) would not be satisfied or (y) there has been a breach on the part of Buyer of any of its covenants or obligations in this Agreement such that the condition set forth in Section 7.2(c)(ii) would not be satisfied and, in either case, such breach or inaccuracy is not waived or cured within thirty (30) days after being notified of the same or is incapable of being cured; or

          (c)   by (i) Buyer if any of the conditions in Section 7.1 have not been satisfied as of June 30, 2010 or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition; or (ii) Sellers if any of the conditions in Section 7.2 has not been satisfied as of June 30, 2010 or if satisfaction of such a condition is or becomes impossible (other than through the failure of Sellers to comply with its obligations under this Agreement) and Sellers have not waived such condition.

        11.2    Effect of Termination.    If this Agreement is terminated pursuant to Section 11.1, then all provisions of this Agreement shall thereupon become void without any liability on the part of any party hereto to any other party hereto except that (x) this Sections 11.2, 11.6 and 11.8 and Article 14 shall survive any such termination and (y) nothing herein shall relieve any party from any liability for any willful or intentional breach hereof occurring prior to such termination. If this Agreement is terminated (i) by Sellers pursuant to Section 11.1(b)(ii), then Buyer and Sellers shall jointly instruct Escrow Agent to release the Escrowed Funds to Sellers, as liquidated damages and not as a penalty; and (ii) for any reason other than by Sellers pursuant to Section 11.1(b)(ii), then Buyer and Sellers shall jointly instruct Escrow Agent to release the Escrowed Funds to Buyer.

        In the case of clause (i) of the last sentence of the immediately preceding paragraph, Buyer and Sellers acknowledge that it would be extremely impracticable and difficult to ascertain the actual damages which would be suffered by Sellers if Buyer fails to consummate the purchase and sale contemplated herein as required under this Agreement. Buyer and Sellers have considered carefully the loss to Sellers altering their customary course of managing the Business, and Sellers taking the Company and the Business off the market, all as a consequence of the negotiation and execution of this Agreement; the personal expenses of Sellers incurred in connection with the preparation of this Agreement and Sellers' performance hereunder; and the other damages, general and special, which Buyer and Sellers realize and recognize Sellers will sustain, but which Sellers cannot at this time calculate with absolute certainty. Based on all those considerations, Buyer and Sellers have agreed that the damage to Sellers would reasonably be estimated to be an amount equal to the Escrowed Funds. Seller hereby agrees that its receipt of the Escrowed Funds pursuant to this Section 11.2 is the sole and exclusive right or remedy that Seller has, or may be entitled to exercise or pursue, against Buyer, whether at law, or in equity, with respect to such default.

        11.3    Updating of Disclosure Letter.    From time to time prior to the Closing, Sellers shall have the right to supplement or amend the Disclosure Letter with respect to any matter hereafter arising or discovered after the delivery of the Disclosure Letter pursuant to this Agreement. No such supplement or amendment shall have any effect on the satisfaction of the condition to closing set forth in Section 7.1(c); provided, however, if the Closing shall occur, then Buyer (and each other Buyer Indemnitee) shall be deemed to have waived any right or claim pursuant to the terms of this Agreement or otherwise, including pursuant to Article 12 hereof, with respect to any and all matters disclosed pursuant to any such supplement or amendment made by the Company at or prior to the Closing.

        11.4    Pre-Closing Publicity.    During the Pre-Closing Period, any public disclosures or announcements relating to this Agreement or the transactions contemplated hereby will be made only as may be agreed upon in writing by Parent and Buyer, except as may be required by Law or by any Governmental Authority or the rules of any stock exchange or trading system.

        11.5    Post-Closing Publicity.    Following the Closing, no party shall make any public disclosure or comment regarding the specific terms of this Agreement or the transactions contemplated herein without the prior approval of Buyer or Parent, as the case may be, which approval shall not be unreasonably withheld, except as may be required by Law or by any Governmental Authority or the rules of any stock exchange or trading system or reasonably necessary to enforce any rights under this Agreement. Each party shall be entitled to disclose or comment to any Person that a transaction has been consummated. In addition, nothing herein shall preclude communications or disclosures necessary to implement the provisions of this Agreement, and Buyer and Parent and their respective Affiliates may make such disclosures as they may consider necessary in order to satisfy their legal or contractual obligations to their lenders, shareholders, investors or other interested parties, or for general marketing purposes, without the prior written consent of Parent or Buyer, as the case may be.

        11.6    Expenses.    Buyer shall pay all fees and expenses incident to the transactions contemplated by this Agreement which are incurred by Buyer or its representatives or are otherwise expressly allocated to Buyer hereunder, and Sellers shall pay all fees and expenses incident to the transactions contemplated by this Agreement which are incurred by Sellers or their respective representatives or are otherwise expressly allocated to Sellers hereunder.

        11.7    No Assignments.    No assignment or transfer (including by way of operation of law or a change in ownership of fifty percent or more of the voting power of Buyer) of all or any part of this Agreement or any right or obligation hereunder may be made by any party hereto without the prior written consent of all other parties hereto, and any attempted assignment or transfer without such consent shall be void and of no force or effect; provided, that (a) Buyer may assign any of its rights or delegate any of its duties under this Agreement to any controlled Affiliate of Buyer provided, further, that no such assignment shall relieve Buyer of its obligations hereunder; and (b) Buyer may assign its rights, but not its obligations, under this Agreement to any of its institutional financing sources.

        11.8    Confidentiality Agreement.    Notwithstanding the execution of this Agreement, the parties acknowledge that the confidentiality agreement executed by Buyer, dated December 15, 2009 (the "Confidentiality Agreement"), remains in full force and effect pursuant to the terms thereof, except to the extent reasonably necessary for Buyer to enforce any of its rights under this Agreement, but shall terminate at the Closing.

        11.9    Satisfaction of Closing Conditions.    During the Pre-Closing Period and subject to the terms and conditions of this Agreement, Sellers, on the one hand, and Buyer, on the other hand, will use their respective commercially reasonable best efforts to take or cause to be taken all actions and to do or cause to be done all things necessary under the terms of this Agreement or under applicable Laws to cause the satisfaction of the conditions set forth in Article 11 and to consummate the transactions contemplated by this Agreement, including using their respective commercially reasonable best efforts to obtain all authorizations, consents, Permits, waivers or other approvals of all Governmental Authorities that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement, and the parties shall cooperate with each other with respect to each of the foregoing.

        11.10    Tax Cooperation: Allocation of Taxes.

          (a)   Buyer and Parent agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Acquired Assets as is reasonably necessary for the filing of all Tax Returns, and making of any election related to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax Return. Parent and Buyer shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes involving the Company and each shall execute and deliver such powers of attorney and other documents as are reasonably necessary to carry out the intent of this Section 11.10(a).

          (b)   Except as otherwise set forth in this Agreement, each party hereto shall bear and pay any transfer, documentary, sales, use or other taxes arising in connection with the transactions contemplated by this Agreement and any recording or filing fees with respect thereto (each, a "Transfer Tax").

        11.11    Replacement of Bonds and Letters of Credit.

          (a)   All bonds (including, but not limited, to reclamation, performance, utility, payment, and insurance bonds), deposits, or escrow funds securing the Company's operations and issued or deposited for the benefit of any and all third parties are listed in Section 5.10(p) of the Disclosure Letter (collectively, the "Bonds").

          (b)   Parent, for the benefit of the Company, secured the Bonds with the cash amounts listed in Section 11.11(b) of the Disclosure Letter (the "Cash Collateral"). The parties agree to use their commercially reasonable efforts to cause the secured holders of the Bonds (the "Surety Holders") to release Parent's guaranty of the Bonds and correspondingly release the Cash Collateral to Parent as expeditiously as possible following the Closing. Buyer agrees to remit to Parent, within five (5) Business Days of its receipt, any Cash Collateral received by Buyer from the Surety Holders of Cash Collateral held by them as of the date hereof. If at any time Parent or any of its Affiliates receives any of the Cash Collateral from the Surety Holders, Parent shall provide written notice of such receipt (including the amount of Cash Collateral received) to Buyer within five (5) Business Days following its receipt of the Cash Collateral; provided, however, that if Cash Collateral is received by Parent within ten (10) Business Days prior to the due date of a payment by Buyer under this Section 11.11(b), then Parent shall notify the Buyer in writing immediately following the receipt of Cash Collateral.

        11.12    Covenant Not to Compete.

          (a)   In consideration of Buyer's consummation of the transactions contemplated by this Agreement and for other good and valuable consideration, for a period of three (3) years from and after the Closing Date, Sellers and their Affiliates will not, directly or indirectly (whether as an owner, proprietor, partner, shareholder, officer, employee, independent contractor, director, joint venturer, consultant, lender or investor), solicit or engage in the Prohibited Business. The parties agree that this Section 11.12 shall not prohibit the ownership by a Seller or its Affiliate, solely as an investment, of securities of a person engaged in the Prohibited Business if (i) such Seller or its Affiliate is not an "affiliate" (as such term is defined in Rule 405 promulgated under the Securities Act) of the issuer of such securities, (ii) such securities are publicly traded on a national securities exchange and (iii) Sellers and their Affiliates do not, directly or indirectly, beneficially own in the aggregate more than two percent (2%) of the class of which such securities are a part. Further, the parties agree that this Section 11.12 shall not prohibit Parent from carrying on the businesses, other than the Business, currently conducted by Parent. Sellers acknowledge and agree that the limitations imposed by this Section 11.12 as to time, geographical area, and scope of activity being restrained are reasonable and do not impose a greater restraint than is necessary to protect the goodwill or other business interests of Buyer.

          (b)   From and after the Closing Date, Sellers shall not, directly or indirectly (i) discourage any person from accepting employment with Buyer or any Affiliate of Buyer, including any Hired Employee, or (ii) hire or solicit the employment or services of, or cause or attempt to cause to leave the employment or service of Buyer or any Affiliate of Buyer, any person who or which is employed by, or otherwise engaged to perform services for, Buyer or any Affiliate of Buyer, including any Hired Employee (whether in the capacity of employee, consultant, independent contractor or otherwise), or who is offered a position by Buyer in connection with the transactions contemplated hereby.

          (c)   The parties hereby agree that if Sellers violate this Section 11.12, it would be difficult to determine the entire cost, damage or injury which Buyer and its Affiliates would sustain. Sellers acknowledge that if they violate or threaten to violate this Section 11.12, Buyer will have no adequate remedy at law. In that event, Buyer and/or its Affiliates shall have the right, in addition to any other rights that may be available to them, to obtain in any court of competent jurisdiction injunctive relief to restrain any violation by Sellers of this Section 11.12 or to compel specific performance by Sellers of one or more of their obligations under this Section 11.12 (any requirements for posting of bonds for injunction are hereby expressly waived). If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 11.12 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Section 11.12 shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

          (d)   Buyer and Sellers agree that no part of the Purchase Price shall be allocated to any obligations of Sellers under this Section 11.12.

ARTICLE 12

INDEMNIFICATION

        12.1    Indemnification of Buyer.    Subject to the limitations set forth in this Article 12, including those specifically set forth in Sections 12.2 and 12.5 hereof, following the Closing, Sellers, jointly and severally, shall indemnify, defend and hold harmless Buyer and its officers, directors, employees, stockholders, Affiliates, successors and assigns (collectively, the "Buyer Indemnitees"), from and against any Losses based upon, arising out of, caused by or in connection with: (a) any inaccuracy in, or breach of, any of the representations and warranties made by Sellers in Articles 4 or 5, as applicable; (b) any breach or nonperformance of any covenant or obligation made or incurred by (i) Sellers or, (ii) with respect to pre-Closing covenants, the Company herein; and (c) the imposition against any Buyer Indemnitee of any Liabilities other than the Assumed Liabilities. Sellers do not make and shall not be deemed to have made, nor is Buyer relying upon, any representation, warranty, covenant or obligation other than those representations, warranties, covenants and obligations that are expressly set forth in this Agreement.

        12.2    Limitations on Indemnification.    Notwithstanding any other provision of this Agreement, the indemnification obligations provided for in this Agreement shall be subject to the limitations and conditions set forth in this Section 12.2.

          (a)   Any claim by a Buyer Indemnitee for indemnification pursuant to Sections 12.1(a) or (b) shall be required to be made by delivering notice to Parent no later than the expiration of twelve (12) months after the Closing Date (the "General Survival Period"), except no claim may be brought for breach of any covenant in Sections 9.1, 9.2, 11.1, 11.2, 11.3, 11.4 and 11.9 that expires at the Closing. Notwithstanding the foregoing, any claim for indemnification (i) directly based upon, arising out of or caused by any inaccuracy in or breach of any representation or warranty in Sections 4.1 or 4.3 [Execution and Delivery; Enforceability] (collectively, the "Fundamental Reps"), or (B) brought for breach of any covenant (other than covenants set forth in Sections 9.1, 9.2, 11.1, 11.2, 11.3, 11.4 and 11.9) may, in each case, be made at any time.

          (b)   Except for claims for indemnification based upon, arising out of or caused by any breach of any of the Fundamental Reps or claims based on actual fraud, Buyer Indemnitees shall not be entitled to indemnification for any Losses until the aggregate amount of all of Buyer Indemnitees' claims for indemnification exceeds the Indemnification Threshold and thereafter Buyer Indemnitees shall be entitled to indemnification only for amounts in excess of the Indemnification Threshold.

          (c)   Except for claims for indemnification based upon, arising out of or caused by any breach of any of the Fundamental Reps or claims based on actual fraud, the maximum indemnification amount to which the Buyer Indemnitees may be entitled pursuant to this Agreement shall be limited to the Indemnification Cap.

          (d)   Solely with respect to indemnification claims based upon, arising out of or caused by any breach of the Fundamental Reps, the maximum indemnification amount to which Buyer Indemnitees may be entitled to recover from Sellers shall be an amount equal to the Purchase Price.

          (e)   Any claims for actual fraud shall not be subject to any limitation.

          (f)    The Buyer Indemnitees shall not be entitled to indemnification under this Agreement if, and to the extent that, such Buyer Indemnitees have otherwise been compensated for such matter pursuant to, or the Losses were taken into account under, any other provision of this Agreement, so as to avoid duplication or "double counting" of the same Losses.

          (g)   Any claim for Losses by the Buyer Indemnitees shall be reduced by the amount of such Losses that are attributable to any voluntary act, omission, transaction or arrangement of Buyer or the Company from and after the Closing.

          (h)   The Buyer Indemnitees shall take all reasonable steps to mitigate any Loss subject to Section 12.1 upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto.

        12.3    Indemnification of Parent.    From and after the Closing and subject to the limitations contained herein, Buyer shall indemnify, defend, hold harmless, pay and reimburse Parent and its officers, directors, employees, stockholders, Affiliates, successors and assigns (collectively, the "Seller Indemnitees"), from and against any Losses based upon, arising out of, resulting from, in connection with or otherwise caused by: (i) any inaccuracy in any of the representations and warranties made by Buyer herein; (ii) any breach or nonperformance of any of the covenants made by Buyer herein; or (iii) the imposition against any Seller Indemnitee of any of the Assumed Liabilities. Buyer does not make and shall not be deemed to have made, nor is Parent relying upon, any representation, warranty, covenant or obligation other than those representations, warranties, covenants and obligations that are expressly set forth in this Agreement.

        12.4    Procedures Relating to Indemnification.

          (a)    Third-Party Claims.

            (i)    In order for a party (the "indemnitee") to be entitled to any indemnification provided for under this Agreement with respect to, arising out of, or involving a claim or demand made by any Person against the indemnitee (a "Third-Party Claim"), such indemnitee must notify the party from whom indemnification hereunder is sought (the "indemnitor") in writing of the Third-Party Claim no later than thirty (30) days after such claim or demand is first asserted. Such notice shall state in reasonable detail the amount or estimated amount of such claim, and shall identify the specific basis (or bases) for such claim, including the representations, warranties, covenants or obligations in this Agreement alleged to have been breached. Failure to give such notification shall not affect the indemnification provided hereunder except and only to the extent the indemnitor shall have been actually prejudiced as a result of such failure. Thereafter, the indemnitee shall deliver to the indemnitor, without undue delay, copies of all notices and documents (including court papers received by the indemnitee) relating to the Third-Party Claim so long as any such disclosure could not reasonably be expected to have an adverse effect on the attorney-client or any other privilege that may be available to the indemnitee in connection therewith.

            (ii)   The indemnitor may elect to assume and control the defense of a Third-Party Claim with counsel selected by the indemnitor by providing written notice thereof to the indemnitee within sixty (60) days of the receipt of notice of such Third-Party claim from the indemnitee. If the indemnitor assumes such defense, the indemnitee shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnitor, it being understood that the indemnitor shall control such defense; provided, that the indemnitor will not be liable for any legal expenses subsequently incurred by the indemnitee in connection with the defense of such Third-Party Claim. If the indemnitor does not assume the defense of any Third-Party Claim, the indemnitee may continue to defend such claim and the indemnitor may still participate in, but not control, the defense of such Third-Party Claim at the indemnitor's sole cost and expense. If the indemnitor so assumes the defense of any Third-Party Claim, all of the indemnified parties shall reasonably cooperate with the indemnitor in the defense or prosecution thereof. Such cooperation shall include, at the expense of the indemnitor, the retention and (upon the indemnitor's request) the provision to the indemnitor of records and information which are reasonably relevant to such Third-Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

            (iii)  The indemnitee (a) shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the indemnitor's prior written consent (which consent shall not be unreasonably withheld or delayed); and (b) shall agree to any settlement, compromise or discharge of a Third-Party Claim which the indemnitor may recommend and which by its terms unconditionally releases the indemnitee from all liabilities and obligations in connection with such Third-Party Claim. The indemnitor shall not, without the written consent of the indemnitee, enter into any settlement, compromise or discharge or consent to the entry of any judgment which imposes any obligation or restriction upon the indemnitee or does not include as an unconditional term thereof the giving by each claimant or plaintiff to such indemnitee of a release from all liability with respect to such Third-Party Claim.

          (b)    Other Claims.    In the event any indemnitee should have a claim against any indemnitor under this Agreement that does not involve a Third-Party Claim, the indemnitee shall deliver notice of such claim to the indemnitor promptly following discovery of any indemnifiable Loss, but in any event, in the case of Buyer Indemnitees, not later than the last date set forth in Section 12.2, for making such claim. Failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnitor shall have been actually prejudiced as a result of such failure. Such notice shall state in reasonable detail the amount or an estimated amount of such claim, and shall specify the facts and circumstances which form the basis (or bases) for such claim, and shall further specify the representations, warranties or covenants alleged to have been breached. Upon receipt of any such notice, the indemnitor shall notify the indemnitee as to whether the indemnitor accepts liability for any Loss. If the indemnitor disputes its liability with respect to such claim, as provided above, the indemnitor and the indemnitee shall attempt to resolve such dispute in accordance with the terms and provisions of Section 14.4.

        12.5    Limitation of Remedies.    Each party acknowledges and agrees that, should the Closing occur, the sole and exclusive remedy with respect to any and all claims relating to this Agreement or the transactions contemplated hereby (other than claims of, or causes of action arising from, criminal activity, fraud or claims of, or causes of action for which the sole remedy sought is equitable relief) shall be pursuant to the indemnification provisions set forth in this Article 12. In furtherance of the foregoing, each of Buyer and Parent hereby waive on behalf of itself and all other Persons who might claim by, through or under it, from and after the Closing, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, criminal activity, fraud or claims of, or causes of action for which the sole remedy sought is equitable relief) which any such other Person may have arising under or based upon any Law and that relates to the transaction contemplated herein or to any aspect of the business of the Company (except pursuant to the indemnification provisions set forth in this Article 12). Nothing in this Section 12.5 shall limit any Person's right to seek and obtain any equitable relief to which any Person may be entitled.

        12.6    Subrogation.    Upon making any indemnity payment pursuant to Sections 12.1 or 12.3, as applicable, the indemnitor shall be subrogated to all rights of the indemnitee or reimbursed party, as applicable, against any third party in respect of the Losses to which the payment related. The parties hereto will execute upon request all instruments reasonably necessary to evidence and perfect the above described subrogation rights.

ARTICLE 13

CERTAIN DEFINITIONS

        When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Article 13, or elsewhere in this Agreement as indicated in this Article 13:

        "Affiliate" of a specified Person means any other Person which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person. For purposes of this definition, "control" of any Person means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting capital stock or membership interests, by Contract, or otherwise.

        "Agreement" means this Asset Purchase Agreement, as may be amended from time to time.

        "Ancillary Agreements" is defined in Section 5.1(b).

        "Assumed Contracts" is defined in Section 2.1(f).

  "Assumed Liabilities" is defined in Section

        "Audited Financial Statements" is defined in Section 5.12(a).

        "Bonds" is defined in Section 11.11(a).

        "Business" is defined in the Recitals of this Agreement.

        "Business Day" means any other day than a Saturday, Sunday or day on which banking institutions in Cleveland, Ohio are authorized or obligated pursuant to Law to be closed.

        "Business Facility" means any Real Property on which the Company operates the Business.

        "Buyer" is defined in the preamble of this Agreement.

        "Buyer Indemnitees" is defined in Section 12.1.

        "Cash Collateral" is defined in Section 11.11(b).

        "Charter Documents" means the articles of incorporation, certificate of incorporation, code of regulations and by-laws (or equivalent Charter Documents), as applicable, of any business entity.

        "CERCLA" shall have the meaning assigned to such term in the definition of "Environmental Laws"

        "Claims" means all claims, debts, losses, expenses, proceedings, covenants, liabilities, suits, judgments, damages, actions and causes of action, obligations, accounts, and liabilities of any kind or character whatsoever, known or unknown, suspected or unsuspected, in contract or in tort, direct or indirect, at law or in equity.

        "Closing" and "Closing Date" are defined in Article 7.

        "Closing Indebtedness" is defined in Section 3.2.

        "Code" means the United States Internal Revenue Code of 1986, as amended, and the regulations thereunder.

        "Company" is defined in the preamble of this Agreement.

        "Company Ancillary Agreements" is defined in Section 5.1(b).

        "Company Intellectual Property" is defined in Section 2.1(d).

        "Confidentiality Agreement" is defined in Section 11.8.

        "Contract" means any contract, agreement, deed, mortgage, lease, license, instrument, note, commitment, undertaking, or arrangement, whether oral or written.

        "Disclosure Letter" is the confidential disclosure letter, dated as of the date hereof, delivered to Buyer in connection with the execution and delivery of this Agreement (as may be modified from time to time prior to the Closing in accordance with the terms hereof).

        "Disposal," "Storage," and "Treatment" shall have the meanings assigned them at 42 U.S.C. § 6903(3), (33) and (34), respectively.

        "Easement" means all easements, rights-of-way, licenses, and other rights of use in another Person's real property (other than leases) held by the Company or appurtenant to any property owned or leased by the Company.

        "Enforceability Exceptions" is defined in Section 4.2.

        "Environmental Laws" shall mean any and all applicable laws, statutes, ordinances, rules, regulations, or orders in effect as of the Closing Date or, if applicable, at any time prior to the Closing Date, of any Governmental Authority pertaining to pollution, preservation or protection of the environment, natural resources or human health and safety, including without limitation the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980, as amended ("CERCLA"), the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Hazardous & Solid Waste Amendments Act of 1984, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, the Oil Pollution Act of 1990, as amended, any state or local Laws implementing the foregoing federal laws, and any state or federal laws pertaining to mining, mine safety, the handling of production wastes, the use, maintenance, and closure of mining sites, the protection of environmentally sensitive areas and threatened or endangered species, and all other environmental conservation or protection laws.

        "Environmental Permits" means all permits, licenses, certificates, registrations, identification numbers, applications, consents, approvals, variances, notices of intent, exemptions and similar requirements necessary for the ownership, use and/or operation of the Business Facilities and the Company to comply with Environmental Laws.

        "Environmental Reports" is defined in Section 5.9.

        "Equipment" is defined in Section 2.1(b).

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

        "Escrow Agent," "Escrow Agreement" and "Escrowed Funds" are each defined in Section 3.4.

        "Excluded Assets" is defined in Section 2.2.

        "Excluded Liabilities" is defined in Section 2.4.

        "Fundamental Reps" is defined in Section 12.2(a).

        "GAAP" means generally accepted accounting principles, as in effect in the United States either from time to time as applied to periods prior to the Closing Date or as applied on the Closing Date, as applicable, and in either case, applied on a basis consistent with the past practices of the Company.

        "General Survival Period" is defined in Section 12.2(a).

        "Governmental Authority" means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of any such government or political subdivision, or any self-regulated organization or other non-governmental regulating authority (to the extent that the rules, regulations or orders of such authority have the force of law), or any arbitrator, tribunal or court of competent jurisdiction.

        "Hazardous Material" means any chemical, substance, waste, material, pollutant, or contaminant, the exposure to, presence of, use, Storage, Disposal, Treatment or transportation of which is regulated under or defined by Law.

        "Hired Employees" is defined in Section 10.3(a).

        "Improvements" shall mean any and all buildings, fixtures, utility lines and equipment, walls, fences, structures, betterments, and other improvements to, of, on, or under the Real Property (including, without limitation, all strip mines and all shafts, structural supports, and other betterments installed or constructed for mining operations) and any shafts, structural supports, roads and other betterments and improvements to, of, on or under any Real Property installed or constructed for or used in the Company's mining operations.

        "Indebtedness" means, as at any date of determination thereof (without duplication), all obligations (other than intercompany obligations) of the Company in respect of: (a) any borrowed money or funded indebtedness or issued in substitution for or exchange for borrowed money or funded indebtedness (including obligations with respect to principal, accrued interest, and any applicable prepayment charges or premiums); (b) any indebtedness evidenced by any note, bond, debenture or other debt security; (c) capital lease obligations; (d) any indebtedness guaranteed by the Company (excluding intercompany debt and letters of credit and guarantees by a company of performance obligations of another); and (e) any obligations with respect to any interest rate hedging or swap agreements. Notwithstanding the foregoing, the calculation of Indebtedness shall not include: (y) any of the principal amount as of the Closing Date of any undrawn letters of credit, or (z) obligations of the Company under or with respect to any outstanding checks.

        "Indemnification Cap" means an amount equal to ten percent (10.0%) of the Purchase Price.

        "Indemnification Threshold" means an amount equal to one percent (1.0%) of the Purchase Price.

        "indemnitee" and "indemnitor" are defined in Section 12.4(a).

        "Intellectual Property" means any of the following in any jurisdiction throughout the world: (a) patents, patent applications, patent disclosures and inventions, including any provisionals, continuations, divisionals, continuations-in-part, renewals and reissues for any of the foregoing; (b) Internet domain names, trademarks, service marks, trade dress, trade names, logos, slogans and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith; (c) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof; (d) mask works and registrations and applications for registration thereof; (e) computer Software (excluding all Off-the-Shelf Software), data, data bases and documentation thereof; (f) trade secrets and other confidential information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information) (collectively, "Trade Secrets"); and (g) copies and tangible embodiments thereof (in whatever form or medium).

        "Interim Financial Statements" is defined in Section 5.12(b).

        "Knowledge" with respect to any matter, means (a) with respect to Parent, matters within the actual knowledge of Thomas Stoner, William Laughlin and Diana Kubik, and (b) with respect to the Company, matters within the actual knowledge of John Grisham, Jack Grinwis, Rosemary Lacher, and Gary Alkire.

        "Law" means any federal, state, regional, local or foreign law, statute, ordinance, code, treaty, rule, regulation, order or requirement of any Governmental Authority in effect on the date of this Agreement.

        "Leased Real Property" is defined in Section 2.1(a).

        "Leases" means all Contracts pursuant to which the Company leases the Leased Real Property.

        "Legal Requirements" shall mean any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute, treaty or similar rule or requirement in effect as of the Closing Date or, if applicable, at any time prior to the Closing Date. With respect to Real Property, "Legal Requirements" also include (i) all restrictive covenants, easements, operating agreements, and other matters of record affecting use and/or development of the property, and (ii) all requirements of underwriting boards with respect to any insurance carried or required to be carried by the Company.

        "Lessor Leases" is defined in Section 5.10(b).

        "Liabilities" means all Indebtedness, obligations, claims and other liabilities of a Person, whether absolute, accrued, contingent, fixed or otherwise or whether due or to become due.

        "Lien" means any lien, charge, mortgage, pledge, easement, encumbrance, security interest, matrimonial or community interest, tenancy by the entirety claim, adverse claim, or any other title defect or restriction of any kind.

        "Loss" or "Losses" means any and all losses, liabilities, damages, costs, penalties, judgments, deficiencies, awards, fines, expenses, actions, notices of violation, and notices of liability and any claims in respect thereof (including, without limitation, amounts paid in settlement and reasonable costs of investigation, and legal fees and expenses) arising out of any incident, event, circumstance or proceeding asserted or initiated or otherwise occurring or existing in respect of any matter or any claim or proceeding to enforce any indemnification rights in respect thereof; provided, however, Losses relating to any claims for indemnification shall (a) specifically exclude punitive, exemplary, consequential or incidental damages, damages relating to lost profits, diminution of value, or based upon any multiplier of profits, earnings or cash flow, including earnings before interest, tax, depreciation or amortization or any other valuation metric; and (b) be net of the amount of any actual recoveries: (i) under any insurance policy covering such indemnifiable Losses of which the party seeking indemnification, or any of its Affiliates, is a beneficiary in connection with the circumstances that give rise to the claim for indemnification); and (ii) under "pass-through" warranty coverage from a manufacturer or other third party that are actually received by the party seeking indemnification, or any of its Affiliates, in connection with the circumstances that give rise to the claim for indemnification and, in either case, such indemnified party shall seek full recovery under all such insurance policies or "pass-through" warranty coverage for any Losses to the same extent as they would if such Losses were not subject to indemnification under this Agreement.

        "Material Adverse Effect" means a material adverse effect on the business, condition, financial or otherwise, assets, liabilities, or results of operations of the Company, taken as a whole; provided, however, that none of the following will be deemed, either alone or in combination, to constitute, and none of the following will be taken into account in determining whether there has been or will be, a "Material Adverse Effect": (a) changes in business or economic conditions affecting the economy or the Company' industries generally, (b) changes in stock markets or credit markets, (c) changes in Tax rates, Law or GAAP, or the enactment or implementation of any new Law or Tax; (d) any event as to which Buyer has provided written consent hereunder; (e) an event or circumstance disclosed in the Disclosure Letter, (f) natural disasters, acts of war, sabotage, terrorism, hostilities, military action or any escalation or worsening thereof, or (g) except for purposes of Sections 4.3 or 5.3, the execution, delivery or performance of this Agreement (including any announcement relating to this Agreement or the fact that Buyer is acquiring the Acquired Assets and any actions taken by any customer, supplier or employee of the Company in response to such announcement) or any actions taken by Parent or the Company hereunder or in contemplation hereof, or any actions that Parent or the Company or any representative thereof is required to take hereunder.

        "Material Contracts" is defined in Section 5.13(l).

        "Mineral Leases" means any lease of any mineral rights under which the Company is the tenant or lessee. Mineral Leases include those Surface Leases, if any, under which the Company is granted an interest in some or all of the mineral rights.

        "Monofill" is defined in Section 5.19(a).

        "Montgomery" is defined in Section 2.1(l).

        "Off-the-Shelf Software" means off-the-shelf personal computer software as such term is commonly understood, that is commercially available under non-discriminatory pricing terms on a retail basis for less than $300 per seat and used solely on the desktop personal computers of the Company.

        "Order" means any judgment, injunction, award, decision, decree, ruling, verdict, writ or order of any nature of any Governmental Authority.

        "Owned Real Property" is defined in Section 2.1(a).

        "Parent" is defined in the preamble to this Agreement.

        "Parent Ancillary Agreements" is defined in Section 4.1.

        "Pay-Off Documents" is defined in Section 3.3.

        "Permits" is defined in Section 2.1(c).

        "Permitted Liens" means: (a) mechanics', carriers', workmen's, repairmen's or other like Liens arising or incurred in the ordinary course of business; (b) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business and under which the Company is not in default; (c) Liens arising by operation of Law, including Liens arising by virtue of rights of customers, suppliers and subcontractors in the ordinary course of business under general principles of commercial law; (d) Liens for current Taxes and utilities not yet due and payable or which are being contested in good faith and, in connection therewith, appropriate reserves have been set aside in accordance with GAAP; (e) imperfections of title or encumbrances, if any, that do not, individually or in the aggregate, materially impair the continued use and operation of any asset to which they relate in the conduct of the business of the Company as presently conducted; (f) leases, subleases and similar agreements set forth in Section 5.10(a) or in Section 5.13 of the Disclosure Letter; (g) easements, covenants, rights-of-way and other similar restrictions or conditions of record or which would be shown by a current accurate survey of any of the Real Property; and (h): (i) zoning, building and other similar restrictions imposed by applicable Laws; (ii) Liens that have been placed by any developer, landlord or other third party on property over which the Company have easement rights or, on any Real Property, under any lease or subordination or similar agreements relating thereto; and (iii) unrecorded easements, covenants, rights-of-way and other similar restrictions on the Real Property none of which, individually or in the aggregate, materially impairs the continued use and operation of such Real Property.

        "Person" means an individual, a corporation, a limited liability company, a partnership, a trust, an unincorporated association, a government or any agency, instrumentality or political subdivision of a government, or any other entity or organization.

        "Plans" is defined in Section 5.18.

        "Pre-Approved Matters" is defined in Section 5.10(e).

        "Pre-Closing Period" is defined in Section 9.1.

        "Prohibited Business" means offering to provide or providing any product or service competitive with the Company or the Business, in the geographic areas where the Company or Buyer engages in business as of the Closing Date.

        "Purchase Price" is defined in Section 3.1.

        "Real Property" is defined in Section 2.1(a).

        "Redbud" means Redbud Company, Inc., an Ohio corporation.

        "Release" shall mean the depositing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, migrating, dispersing, leaching, dumping or disposing.

        "Reserves" is defined in Section 2.1(g).

        "Securities Act" means the Securities Act of 1933, as amended.

        "Sellers" is defined in the preamble of this Agreement.

        "Seller Ancillary Agreements" is defined in Section 4.1.

        "Seller Indemnitees" is defined in Section 12.3.

        "Sellers' Account" is defined in Section 3.2.

        "Software" means, as they exist anywhere in the world, computer software programs, including all source code, object code, specifications, databases, designs and documentation related to such programs.

        "Surface Lease" means any lease of Leased Real Property and/or Improvements under which the Company is lessee or tenant (including, without limitation, lease of any office, warehouse, or other space).

        "Surety Holders" is defined in Section 11.11(b).

        "Tax" or "Taxes" means: (a) any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including, without limitation (i) taxes imposed on, or measured by income, gross receipts, franchise, or profits, and (ii) license, payroll, employment, withholding, excise, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, ad valorem capital gains, goods and services, branch, utility, production and compensation taxes; and (b) any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

        "Taxing Authority" means any domestic or foreign national, state, provincial, multi-state or municipal or other local executive, legislative or judicial government, court, tribunal, official, board, subdivision, agency, commission or authority thereof, or any other governmental body exercising any regulatory or taxing authority thereunder having jurisdiction over the assessment, determination, collection or other imposition of any Tax.

        "Tax Return" means any return, declaration, report, claim for refund, election, disclosure, estimate, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof required to be filed with any Taxing Authority with respect to Taxes.

        "Third-Party Claim" is defined in Section 12.4(a)(i).

        "Trade Secrets" is defined in the definition of "Intellectual Property."

        "Transfer Tax" is defined in Section 11.10(b).

ARTICLE 14

CONSTRUCTION; MISCELLANEOUS PROVISIONS

        14.1    Notices.    Any notice to be given or delivered pursuant to this Agreement shall be ineffective unless given or delivered in writing, and shall be given or delivered in writing as follows:

(a)
If to Buyer, to:
Rosebud Mining Company
301 Market Street
Kittanning, PA 16201
Attention: J. Clifford Forrest, III
Facsimile Number: (724) 543-6375

  With a copy to:
  Attorney Geoffrey Mosser
  232 South Main Street
  Cadiz, Ohio 43907
  Attention: Geoffrey Mosser
  Facsimile Number: (740) 942-2129

(b)
If to Sellers, to:

  Evergreen Energy Inc.
  1225 17th Street, Suite 1300
  Denver, Colorado 80202-5506
  Attention: William G. Laughlin
  Facsimile Number: (303) 293-2992

  With a copy to:

  Calfee, Halter & Griswold LLP
  1400 KeyBank Center
  800 Superior Avenue
  Cleveland, Ohio 44114-2688
  Attention: Robert A. Ross
  Facsimile Number: (216) 241-0816

or in any case, to such other address for a party as to which notice shall have been given to Buyer and Sellers in accordance with this Section 14.1. Notices so addressed shall be deemed to have been duly given (i) on the third business day after the day of registration, if sent by registered or certified mail, postage prepaid, (ii) on the next Business Day following the documented acceptance thereof for next-day delivery by a national overnight air courier service, if so sent, or (iii) on the date sent by facsimile transmission, if electronically confirmed. Otherwise, notices shall be deemed to have been given when actually received at such address.

        14.2    Entire Agreement.    This Agreement, the Disclosure Letter and Exhibits hereto constitute the exclusive statement of the agreement among the Company, Buyer and Parent concerning the subject matter hereof, and supersedes all other prior agreements, oral or written, among or between any of the parties hereto concerning such subject matter. All negotiations among or between any of the parties hereto are superseded by this Agreement, and there are no representations, warranties, promises, understandings or agreements, oral or written, in relation to the subject matter hereof among or between any of the parties hereto other than those expressly set forth or expressly incorporated herein.

        14.3    Modification.    No amendment, modification, or waiver of this Agreement or any provision hereof, including the provisions of this sentence, shall be effective or enforceable as against a party hereto unless made in a written instrument that specifically references this Agreement and that is signed by the party waiving compliance.

        14.4    Governing Law; Jurisdiction and Venue.    This Agreement shall be governed by and construed in accordance with the Laws of the State of Ohio, without regard to the choice-of-laws or conflicts-of-law's provisions thereof. The parties agree that no action, suit or proceeding at law, in equity or otherwise which in any way arises out of or relates to this Agreement or the transactions contemplated hereby shall be brought solely in the state or federal courts in Cuyahoga County, Ohio and all objections to personal jurisdiction and venue in any action, suit or proceeding so commenced are hereby expressly waived by all parties hereto. The parties waive personal service of any and all process on each of them and consent that all such service of process shall be made in the manner, to the party and at the address set forth in Section 14.1 of this Agreement, and service so made shall be complete as stated in such section.

        14.5    Specific Performance.    Each party's obligation under this Agreement is unique. If any party should breach its covenants under this Agreement, the parties each acknowledge that it would be impracticable to measure the resulting damages; accordingly, the nonbreaching party or parties, in addition to any other available rights or remedies they may have under the terms of this Agreement, may sue in equity for specific performance, and each party expressly waives the defense that a remedy in damages will be adequate.

        14.6    Binding Effect.    This Agreement shall be binding upon and shall inure to the benefit of Buyer and Sellers and the respective successors and permitted assigns.

        14.7    Headings.    The article and section headings used in this Agreement are intended solely for convenience of reference, do not themselves form a part of this Agreement, and may not be given effect in the interpretation or construction of this Agreement.

        14.8    Number and Gender; Inclusion.    Whenever the context requires in this Agreement, the masculine gender includes the feminine or neuter, the neuter gender includes the masculine or feminine, the singular number includes the plural, and the plural number includes the singular. In every place where it is used in this Agreement, the word "including" is intended and shall be construed to mean "including, without limitation."

        14.9    Counterparts.    This Agreement and each document delivered pursuant to this Agreement may be executed by the parties in separate counterparts and by facsimile or by electronic mail with scan or attachment signature, each of which when so executed and delivered shall be deemed an original, and all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof or thereof each signed by less than all, but together signed by all of the parties.

        14.10    Third Parties.    Except as may otherwise be expressly stated herein, no provision of this Agreement is intended or shall be construed to confer on any Person, other than the parties hereto, any rights hereunder. Buyer Indemnitees and Seller Indemnitees who are not otherwise parties to this Agreement shall be third party beneficiaries of this Agreement.

        14.11    Disclosure Letter and Exhibits.    The Disclosure Letter and Exhibits, if any, referenced in this Agreement constitute an integral part of this Agreement as if fully rewritten herein. Notwithstanding anything to the contrary contained in this Agreement or in any of the sections of the Disclosure Letter, any information disclosed in one section of the Disclosure Letter shall be deemed to be disclosed in such other sections of the Disclosure Letter and applicable to such other representations and warranties to the extent that the disclosure is reasonably apparent from its face to be applicable to such other section of the Disclosure Letter and such other representations and warranties. Disclosure of any fact or item in any section of the Disclosure Letter shall not be deemed to constitute an admission that such item or fact is material for the purposes of this Agreement. All references in this document to "this Agreement" and the terms "herein," "hereof," "hereunder" and the like shall be deemed to include all of such sections of the Disclosure Letter and Exhibits.

        14.12    Time Periods.    Any action required hereunder to be taken within a certain number of days shall, except as may otherwise be expressly provided herein, be taken within that number of calendar days; provided that if the last day for taking such action falls on a Saturday, a Sunday, or a legal holiday, the period during which such action may be taken shall automatically be extended to the next business day.

        14.13    Construction.    This Agreement and the other documents contemplated herein shall be deemed to have been drafted by the parties and neither this Agreement nor any other document contemplated herein shall be construed against any party as the principal draftsperson hereof or thereof.

[Signature Page Follows]

        IN WITNESS WHEREOF, Buyer, the Company and Parent have caused this Asset Purchase Agreement to be executed and delivered by their duly authorized representatives, as of the date first written above.

BUYER:
ROSEBUD MINING COMPANY

Name:	J. Clifford Forrest, III
Its:	President
PARENT:
EVERGREEN ENERGY INC.

Name:
Its:
COMPANY:
BUCKEYE INDUSTRIAL MINING CO.

Name:
Its:

EXHIBIT A

Escrow Agreement

[See attached]

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ASSET PURCHASE AGREEMENT